Exhibit 10.17

CUSTOMER'S COPY

DBS Live more, Bank less

LOAN PACKAGE
SME BANKING

APPROVED TERMS & CONDITIONS

We, DBS Bank Ltd. (the "**Bank**") are pleased to offer you, the Borrower, below banking facilities on the terms and conditions of this loan package. To accept this offer, please return the duly accepted loan package to us within 14 days of the Offer Date.

Date: (**"Offer Date"**)	02/08/2019	**Mailing Address:**	203 HENDERSON ROAD #06 - 01 SINGAPORE 159546
Name: (**"Borrower"**)	SPRINGVIEW ENTERPRISES PTE. LTD.		

Pls tick	Approved Facility(ies)	Approved Terms			
		Limits (S$)	**Tenor**	**Interest Rates (% p.a.)**	**Processing Fees (S$)**
Committed Facility(ies)					
☑	SME Working Capital Loan	50,000.00	5 year(s)	7.00%	500.00
☐	Grow with DBS (SME Micro Loan)				
☐	DBS Business Loan				
☐	Bridging Loan – (M&OE)				
☐	DBS HP Facility	or ____________ of purchase price or valuation#, whichever is lowest		☐ Flat: ARR^: ☐ Fixed:	
☐	SME Equipment Loan - HP Facility ("SME HP Facility")	or ____________ of purchase price or valuation#, whichever is lowest			
Uncommitted Facility					
☐	Overdraft (annual fee of S$800) Min interest charge: S$10 per month		N.A.		

Approved Securities Arrangement					
☑	Joint and Several Personal Guarantee	Name:	HENG KONG CHUAN	Name:	LEE SIEW YIAN
		Name:		Name:	
☐	Corporate Guarantee	Registered Business Name: Registration No/UEN:			
☐	Equipment / Vehicle* - only for purpose of securing the DBS HP Facility / SME Equipment Loan – HP Facility* (*please delete accordingly)				

______________________ RM NAME: JENNIE NG INSTITUTIONAL BANKING GROUP	______________________ SENIOR VICE PRESIDENT : LIM KING SENG INSTITUTIONAL BANKING GROUP

^Annualised reference rate

valuation to be determined by us

OSCA case no: 00096352-0000-SG

1

Ver1_Oct2018

DBS Bank Ltd Tel : 1800 222 2200
Enterprise Banking
Institutional Banking Group
12 Marina Boulevard, Level 43
DBS Asia Central @
Marina Bay Financial Centre Tower 3
Singapore 018982 www.dbs.com

06-18-008 (05/2018) AW
Co. Reg. No. 196800306E

SPRINGVIEW ENTERPRISES PTE. LTD.

Live more, Bank less

ACCEPTANCE & DECLARATION BY BORROWER

I/We, on behalf of the Borrower, confirm acceptance of the offer of the Approved Facility(ies) above ("**Facilities**") on the terms and conditions of this loan package and the Standard Terms and Conditions Governing Facilities and Transactions (in particular the clause relating to the collection, processing, use and disclosure of personal data), a copy of which is attached ("**Standard Terms**") and I/we acknowledge that the offer is subject to the Bank receiving satisfactory results of all due diligence checks and credit checks (including but not limited to checks with any credit bureau) conducted on me/us, my/our directors, my/our shareholders, my/our authorized signatories, any security provider and such other relevant persons determined by the Bank.

1. **Fees**

   Documentation Processing Fee: S$50 for each set of in-house documents (applicable to DBS Business Loan / DBS HP Facility / Overdraft).

   Annual Fees (*for overdraft facilities only*): S$800, payable on 15th August of each year. The Bank may change the annual fees at any time by way of notice.

   Documentation Processing Fee and Processing Fees: Payable upon acceptance of this loan package.

2. **Applicable Interest Rates**

   Enterprise Financing Rate: 6.50% p.a. Prime Rate: 4.25% p.a. The Bank may at any time change the above rates by way of notice.

3. **Availability**

   All Facilities must be activated or drawdown by 2 February 2020 , unless otherwise extended by the Bank. Any Facility (or part thereof) which has not been activated or drawn down by the aforesaid date shall be cancelled. A cancellation fee of 2% of the amount cancelled is payable for DBS Business Loan and DBS HP Facility.

4. **Terms applicable to SME Micro Loan, SME Working Capital Loan and Bridging Loan – (M&OE)**

   Purpose: Working capital.

   Disbursement: Lump sum disbursement directly to the Borrower's current account maintained with the Bank.

   Interest Rate: As stated above in the Approved Terms & Conditions and payable on a monthly rest basis.

   Prepayment: Allowed in whole or in part in integral multiples of S$1,000/- each or any other amount as the Bank may determine from time to time, subject to one (1) month's prior written notice or payment of one (1) month's interest in lieu of notice. Each partial prepayment shall not affect the amount of monthly instalments payable.

   Instalments payable: The Bank shall notify the Borrower of the monthly instalments and commencement date.

5. **Terms applicable to DBS Business Loan**

   Purpose: Working capital.

   Disbursement: Lump sum disbursement directly to the Borrower's current account maintained with the Bank.

   Interest Rate: As stated above in the Approved Terms & Conditions and payable on a daily rest basis.

   Prepayment: Allowed in whole or in part in integral multiples of S$10,000/- each or such other amount as the Bank may determine from time to time, subject to one (1) month's prior written notice or payment of one (1) month's interest in lieu of notice together with the prepayment fee below. Each partial prepayment shall not affect the amount of monthly instalments payable.

   Prepayment fee: Flat rate of 2.5% on the principal amount prepaid if prepayment is made within the first 2 years of the disbursement of the loan.

   Instalments payable: The Bank shall notify the Borrower of the monthly instalments and commencement date.

6. **Terms applicable to DBS HP Facility and SME HP Facility (collectively "HP Facility")**

   Purpose: To finance the purchase of the equipment stated in this loan package.

   Interest Rate: As stated above in the Approved Terms & Conditions and payable on a monthly rest basis.

   Insurance: Borrower is required to insure the equipment under the HP Facility with Chubb Insurance Singapore Limited or any other insurance company acceptable to the Bank, for the full insurable value of the equipment and on such terms acceptable to the Bank (including indicating the Bank as owner and the Borrower as hirer). The Borrower shall be responsible to pay for all insurance premiums until the HP Facility is fully settled.

7. **Terms applicable to Overdraft**

   The Bank reserves the right to review the overdraft facility from time to time. Upon such review, the Bank will have the right at its sole discretion, notwithstanding any inconsistent provision in this loan package or any other document, to immediately cancel, reduce or vary the facility and all further utilisation of the facility and/or to demand immediate repayment of all monies and liabilities owing to the Bank under the facility (whether actual or contingent). All amounts owing and any debit balances in Borrower's account including accrued interest shall be payable on demand.

8. **Conditions Precedent**

   The Facility(ies) will only be available for utilization after the Bank has received and found satisfactory:

   (a) this loan package duly accepted by the Borrower's authorised signatories and that of the guarantor(s) and/or security provider(s);

   (b) certified true copies by a Director and Company Secretary or equivalent officers of the Borrower's current constitutive documents;

   (c) copies of the identity card / passport copy(ies) of the sole-proprietor/each partner/ guarantor/security provider;

   (d) (*for SME Micro Loan / SME Working Capital Loan / Bridging Loan – (M&OE) / SME HP Facility*) written confirmation of approval from Enterprise Singapore;

   (e) (*for HP Facility*) the Bank's prescribed Hire Purchase Agreement duly executed by the Borrower, supplier's invoice(s) addressed to the Bank setting out the details of the purchase price of the equipment and full description of the equipment, supplier's delivery order(s), certificate(s) of origin, insurance policies or cover notes and evidence that the difference between the purchase price / cost of the equipment and the amount financed has been paid by the Borrower;

   (f) All legal and security documents duly executed and such other documentation, confirmation of the fulfillment of such other requirements as may be required by the Bank.

   The Bank's obligation to advance any moneys or to incur any liabilities pursuant to this loan package is subject to the further condition that on the date of the disbursement or activation and on each relevant drawdown or transaction date, there being no event or circumstances which could affect the Bank's decision or willingness to advance any moneys or to incur any liabilities pursuant to this loan package.

9. **Standard Terms and Conditions**

   If there is any conflict or inconsistency between the provisions in this loan package and the Standard Terms or the Bank's Hire Purchase Agreement (as the case may be), the terms and conditions in this loan package shall prevail.

10. **Declaration By Borrower** (for SME Working Capital Loan / SME Micro Loan / Bridging Loan – (M&OE) / SME HP Facility (collectively "**Government Assisted Financing Scheme Facilities**"))

2

Ver31_Oct2018

DBS Bank Ltd Tel : 1800 222 2200
Enterprise Banking
Institutional Banking Group
12 Marina Boulevard, Level 43
DBS Asia Central @
Marina Bay Financial Centre Tower 3
Singapore 018982 www.dbs.com

06-18-008 (05/2018) AW
Co. Reg. No. 196800306E

SPRINGVIEW ENTERPRISES PTE. LTD.

DBS Live more, Bank less

(a) Only applicable for SME Micro, Working Capital, Equipment and Factory Loans
I/We, as at the date of my/our loan application, confirm that I/we meet the following criteria:
i) Have at least 30% local shareholding and ii) Are registered and operating in Singapore and
iii) My/Our Group# annual sales turnover of not more than S$100 million or
iv) My/Our Group# employment size of not more than 200

(b) Only applicable for SME Micro Loan
In addition to the criteria in (a), I/We, as at the date of my/our application, confirm that I/we meet the following criteria:
i) Employ 10 workers or less OR ii) have turnover of S$1 million or less

(c) Only applicable for Bridging Loan (M&OE)
I/We, as at the date of my/our application, confirm that I/we meet the following criteria:
i) Are registered and operating in Singapore and
ii) Have my/our principal activity in the Marine and Offshore Engineering industry, such as shipyards, contractors to shipyards, offshore services providers, exploration & production companies, oil & gas equipment and services companies, and suppliers to oil & gas equipment and services companies.

Applicable to all Local Enterprise Finance Scheme applications

(d) I/We do not have arrears on any loans under the Local Enterprise Finance Scheme at the point of my/our loan application;

(e) I/We confirm that my/our total loan exposure:
i) Under the SME Micro Loan does not exceed S$100,000 ii) Under the SME Working Capital Loan does not exceed S$300,000
iii) Under the Bridging Loan (M&OE) does not exceed S$5 million
iv) Under the Bridging Loan (M&OE), SME Micro, Working Capital, Equipment and Factory Loans does not exceed S$15 million

(f) My/Our Group# total loan exposure under the Bridging Loan (M&OE), SME Micro, Working Capital, Equipment and Factory Loans does not exceed S$15 million;

(g) The purpose of this loan is to finance legitimate business expenses;

(h) In addition and without prejudice to the Standard Terms, I/we further declare and confirm that:
i) I/We are not engaged in any litigation, arbitration or other legal proceedings or in proceedings or hearings before any court, tribunal, administrative, statutory or governmental or enforcement body department board or agency and after making all reasonable enquiries, I/we are not aware of any such proceedings pending or threatened by or against me/us or any facts likely to give rise to any such proceedings;
ii) No judgment, order, writ injunction, decree or determination of a material nature has been entered against my/our assets, my/our directors or me/us nor has any such liability been incurred which has, or could have such effect. There is no action, claim, investigation, complaint or legal proceeding now pending or threatened, before or by any court, administrative or regulatory body which involves me/us;
iii)The facts stated in this document and the accompanying information are true and correct and that I/we have not withheld/distorted any material facts. I/We understand that if I/we obtain the loan by false or misleading statements, I/we may be prosecuted and, in addition, the financial institutions and Enterprise Singapore may, at its discretion, debar me/us from participation in Enterprise Singapore's Loan Programmes and/or withdraw the loan and recover immediately from me/us any amount that may have been disbursed including any penalty interest compounded on a monthly basis and any other legal fees and expenses incurred by Enterprise Singapore or the financial institutions in recovering the amount; and
In the event of any inconsistency between the terms of sub-paragraph (h) above and the Standard Terms, the terms of sub-paragraph (h) shall prevail; and

(i) I/We further understand that in the event my/our application herein is approved by Enterprise Singapore, the loan will be disbursed through DBS Bank Ltd.

#Group consists of the borrower / applicant, the borrower's / applicant's corporate shareholders who own >50% of total shareholding (all levels up) and the borrower's / applicant's subsidiaries where the borrower / applicant holds >50% of the total shareholding of the subsidiaries (all levels down).

☑ **SME Micro Loan / SME Working Capital Loan / DBS Business Loan / Bridging Loan – (M&OE)**

Please disburse into our DBS current account no: ____________________ and I/We authorise the Bank to debit the said account for the monthly instalments payable as well as interest, fees, insurance premiums, expenses or such other sums that may be payable in connection with the Facility(ies) as stated in this loan package.

☐ **DBS HP Facility / SME HP Facility**

I/We authorise the Bank to debit my/our DBS Current account no(s): ____________________ for the monthly instalments payable as well as interest, fees, insurance premiums, expenses or such other sums that may be payable in connection with the Facility(ies) as stated in this loan package.

☐ **Overdraft**

Please activate the Overdraft to our DBS current account no: ____________________

I/We authorise the Bank to debit my/our DBS Current account no(s): ____________________ for the monthly instalments payable as well as interest, fees, insurance premiums, expenses or such other sums that may be payable in connection with the Facility(ies) as stated in this loan package.

Signed below for and on behalf of the Borrower:[1]

Name:	Name:
Designation:	Designation:
Date:	Date:
Name:	Name:
Designation:	Designation:
Date:	Date:

[1] Note:
For sole proprietorship – sole proprietor to sign.
For partnership – all partners to sign.
For companies – authorized signatories per Board Resolution to sign.

3

Ver 1_Oct2018

DBS Bank Ltd Tel : 1800 222 2200
Enterprise Banking
Institutional Banking Group
12 Marina Boulevard, Level 43
DBS Asia Central @
Marina Bay Financial Centre Tower 3
Singapore 018982 www.dbs.com

06-18-008 (05/2018) AW
Co. Reg. No. 196800306E

SPRINGVIEW ENTERPRISES PTE. LTD.

DBS Live more, Bank less

ACCEPTANCE / CONFIRMATION BY PERSONAL GUARANTOR(S)

I/We confirm my/our agreement to stand as guarantor(s)/surety(ies) in accordance with the above terms and conditions. I/We acknowledge that I/we have received a copy of the loan package from the Borrower and have noted the Facility(ies) to be granted to the Borrower.

☑ I/We also confirm that I/we have obtained independent legal advice in respect of the transactions contemplated under or in connection with, and I/we have read and understood the terms and the "all monies" nature of the guarantee.

☐ I/We also confirm that the guarantee dated ______________________________ executed by me/us in your favour shall extend to cover and secure the Facility(ies) in accordance with the above terms and conditions and continue to apply in full force and effect.

By signing this loan package, I/we confirm that I/we have read, fully understood and accept the DBS Privacy Policy available at www.dbs.com/privacy and as may be amended, supplemented and/or substituted from time to time (the "DBS Privacy Policy") relating to the collection, processing, use and disclosure of personal data. I/We further consent to the collection, use, disclosure and processing of my/our personal data in accordance with the terms and conditions set out in the guarantee executed by me/us and the DBS Privacy Policy.

Additionally, I/we authorise and give the Bank consent to conduct credit checks on me/us and to obtain, verify and/or disclose any information relating to me/us (including my personal data) to any party or source as the Bank may from time to time deem fit, without any liability or notice to me/us, for the purposes specified in any guarantee executed by me/us and for any and all the purposes stated in the DBS Privacy Policy.

____

Name: HENG KONG CHUAN

Date:

____

Name: LEE SIEW YIAN

Date:

____

Name:

NRIC/PP No:

Date:

____

Name:

NRIC/PP No:

Date:

ACCEPTANCE / CONFIRMATION BY CORPORATE GUARANTOR(S)

I/We confirm my/our agreement to stand as guarantor(s)/surety(ies) in accordance with the above terms and conditions. I/We acknowledge that I/we have received a copy of the loan package from the Borrower and have noted the Facility(ies) to be granted to the Borrower.

☐ I/We also confirm that I/we have obtained independent legal advice in respect of the transactions contemplated under or in connection with, and I/we have read and understood the terms and the "all monies" nature of the guarantee.

☐ I/We also confirm that the guarantee dated ______________________________ executed by me/us in your favour shall extend to cover and secure the Facility(ies) in accordance with the above terms and conditions and continue to apply in full force and effect.

I/We may provide personal data to the Bank (including without limitation personal data of my/our office holder, employee, shareholder and beneficial owner) in connection with me/us standing as guarantor. When providing any personal data to the Bank, I/we confirm that I am/we are lawfully providing the data for the Bank to use and disclose for the purposes of: (1) all matters arising out of or in connection with the guarantee; (2) meeting the operational, administrative and risk management requirements of DBS Group; and (3) complying with any requirement, as DBS Group reasonably deems necessary, under any law or of any court, government authority or regulator. "DBS Group" in this paragraph shall mean DBS Group Holdings Ltd and its affiliates.

I/We authorise and give the Bank consent to conduct credit checks on me/us (including but not limited to checks with any credit bureau) and to obtain and verify and/or disclose or release any information relating to me/us, any guarantee/security document executed by me/us, my/our personal data and/or any of my/our account(s) with the Bank from or to any party or source as the Bank may from time to time deem fit at the Bank's own discretion and without any liability or notice to me/us for the purposes specified in any guarantee/security document executed by me/us and for any and all the purposes stated above.

For and on behalf of

____

Name:

Designation:

Date:

____

Name:

Designation:

Date:

4

Ver.1_Oct2018

DBS Bank Ltd
Enterprise Banking
Institutional Banking Group
12 Marina Boulevard, Level 43
DBS Asia Central @
Marina Bay Financial Centre Tower 3
Singapore 018982
Tel : 1800 222 2200
www.dbs.com

06-18-008 (05/2018) AW
Co. Reg. No. 196800306E

BOARD RESOLUTION - BORROWER

Certified True Extract of Resolution Passed by the Board of Directors of
SPRINGVIEW ENTERPRISES PTE. LTD.

(the “Company”) on ______________________.

ACCEPTANCE OF BANKING FACILITIES

RESOLVED THAT:

(1)	The Company, accepts the offer of banking facilities (the “Facilities”) from DBS Bank Ltd. (the “Bank”) on the terms and conditions of the Bank’s loan package dated 02/08/2019 (the “Loan Package”) and the Hire Purchase Agreement (where applicable) (as may be amended, varied, supplemented and/or replaced from time to time).

(2)	Any____________ of the following persons (collectively, the “Authorised Signatories”) be authorised to do the following things in the Company’s name and for and on behalf of the Company (which persons are and will be so authorised until the Bank receives a certified copy of the board resolution of the Company providing otherwise):

Name of Authorised Signatories	Designation	Specimen Signature*

*	specimen signatures not required where Authorised Signatories named are existing authorized signatories to the company’s accounts maintained with DBS

(i)	to negotiate, accept, sign, and deliver to the Bank the Loan Package, the Hire Purchase Agreement (where applicable) and any letter, agreement, form, notice or other documents required by the Bank or expedient in relation to the Facilities (collectively “Documents”);

(ii)	to negotiate and accept any future revision or variation of the Facilities and any future amendment, supplement or replacement of the Loan Package, the Hire Purchase Agreement (where applicable) and/or any of the Documents (which acceptance shall be conclusively evidenced by the signature(s) of the Authorised Signatory(ies)); and

(iii)	without prejudice to any of the Company’s existing mandate to the Bank, to instruct and authorise the Bank to debit the Company’s DBS Current account specified in the Loan Package for the monthly instalments as well as interests, fees, insurance premiums, expenses and such other sums this may be payable in connection with the Facilities as contemplated in the Loan Package, the Hire Purchase Agreement (where applicable) and any Documents.

(3)	The Common Seal of the Company be affixed to any deed, instrument or document as may be required in connection with the Facilities, the collaterals and/or supports in accordance with the Articles of Association of the Company.

CERTIFIED AS TRUE EXTRACT AND CONFIRMED THAT THE RESOLUTIONS HAVE BEEN ADOPTED AND HAVE NOT BEEN RESCINDED, MODIFIED OR SUPERSEDED

Signature & Name of *Chairman / Director	Signature & Name of * Director / Secretary

* delete where inapplicable

5

STANDARD TERMS AND CONDITIONS GOVERNING FACILITIES AND TRANSACTIONS

(“STANDARD CONDITIONS”)

A.	GENERAL TERMS AND CONDITIONS APPLICABLE TO ALL FACILITIES AND TRANSACTIONS		1
	1.	Representations and Warranties	1
	2.	General Undertakings	2
	3.	Confirmation	4
	4.	Utilisation in Other Currencies	4
	5.	Application of Advance	4
	6.	Interest and Payment Provisions	4
	7.	Market Disruption and Alternative Interest Rates	5
	8.	Prepayment and Cancellation	5
	9.	Default Interest	5
	10.	Authority to Debit and Set-off Accounts	5
	11.	Rights Cumulative and No Waivers	6
	12.	Rights Binding on you	6
	13.	Assignment and Transfer	6
	14.	Additional Security to Guarantee	6
	15.	Security Margin	6
	16.	Special Consultant and Agent	6
	17.	Unlawfulness	6
	18.	Increased costs	7
	19.	Change in circumstances	7
	20.	Breakfunding Costs	7
	21.	Material and Adverse Change affecting Foreign Currency	8
	22.	Severability	8
	23.	Consent to Disclosure and Personal Data	8
	24.	Currency Indemnity	9
	25.	Instructions by Other Means	9
	26.	Indemnities	10
	27.	Further Act or Assurance	10
	28.	Taxes	10
	29.	Statement/Certificate	10
	30.	Termination Events	10
	31.	Appropriation	13
	32.	Notices	13
	33.	Service of Process	13
	34.	Third Parties	13
	35.	Governing Law and Jurisdiction	13
	36.	Definitions and Interpretation	13
B.	ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO SPECIFIC FACILITIES		18
	1.	Additional representations and warranties applicable to all Committed Facilities	18
	2.	Additional General Undertakings applicable to all Committed Facilities	20
	3.	Vessel-related undertakings applicable to Vessel loans	21
	4.	Government Assisted Financing Schemes	22
	5.	Term Loans	23
C.	ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO FOREIGN EXCHANGE (“FX”) TRANSACTIONS		23
	1.	General	23
	2.	Transaction and Position Limits	23
	3.	Your Orders & Confirmations	23
	4.	Settlement of Transactions	24
	5.	Extraordinary Event	25
	6.	Interest	25
	7.	Termination	25
	8.	Representations and Warranties	26
	9.	Risk Disclosure	26
	10.	Conflict of Terms	27
	11.	Exclusions	27
	12.	Consent to Recording	27
	13.	Definitions and Interpretation for this Section C of Standard Conditions	27

Standard Terms and Conditions Version Dated May 2018 06-09-029 (05/2018) AW	DBS Bank Ltd. Co. Reg. No: 196800306E

A.	GENERAL TERMS AND CONDITIONS APPLICABLE TO ALL FACILITIES AND TRANSACTIONS

We recognise that banks have an important role to play in promoting responsible environmental, social and governance (“ESG”) behaviour of our customers and are committed to practising responsible financing. We trust that the information, including ESG information based on publicly available information as well as any information provided by you or your representatives, is true and accurate and is covered by the representations and warranties given by you to us herein, in any facility letters and in any agreements relating to banking facilities granted by us to you.

1.	Representations and Warranties

You represent and warrant that each of the following statements is true and correct as at the date of your acceptance of the facility letter and will be true and correct (by reference to the facts and circumstances then existing) as at the date of (i) delivery of each drawdown request under the Facilities, (ii) disbursement of any amount or utilisation under the Facilities, (iii) the first day of each interest period in relation to the Facilities, and (iv) (where applicable) each entry into a Transaction, and acknowledge that we have entered into the Documents in reliance on these representations and warranties:

(a)	Status

(i)	(Where applicable) you are, and each Entity is, a person, duly incorporated or otherwise properly constituted and validly existing under the laws of your/its jurisdiction of incorporation/constitution.

(ii)	You have, and each Entity has, the capacity and/or power to own your/its assets and carry on your/its business as it is being conducted.

(b)	Binding obligations

The obligations expressed to be assumed by you and each Entity in each Document to which you/it are/is a party are legal, valid, binding and enforceable obligations.

(c)	Non-conflict with other obligations

The entry into and performance by you and each Entity of, and the transactions contemplated by, the Documents to which you/it are/is a party do not and will not conflict with (i) any law or regulation applicable to you/it; (ii) (where applicable) your/its constitutional documents; or (iii) any agreement or instrument binding upon you/it or any of your/its assets.

(d)	Power and authority

You have, and each Entity has, the power to enter into, perform and deliver, and have/has taken all necessary actions to authorise your/its entry into, performance and delivery of, the Documents to which you/it is a party and the transactions contemplated by those Documents.

(e)	Authorisations and consents

All consents, authorizations, licences, approvals and waivers from and resolutions of the holders of any class of shares in or from any of your creditors or the creditors of any Entity or from any other party to any relevant deed or document or from any governmental or other authority or court or registration with or declaration to any such authority or court required by you and the Entities in order for you to borrow up to the full principal amount of the Facilities and/or to enter into a Transaction and/or for you and the Entities to execute, deliver and perform your/their respective obligations under the Documents or to render the Documents legally valid and binding, enforceable and admissible in evidence in the courts of Singapore have been duly obtained made or passed and are in full force and effect and there has been no default in the observance of the conditions or restrictions imposed on, or in connection with, any of the same.

(f)	No misleading information

(i)	Any financial projections provided by you and each Entity have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(ii)	Nothing has occurred and no information has been withheld that results in the information provided by you or any Entity being untrue or misleading in any material respect.

(iii)	All information provided by you or each Entity for the purposes of the Documents is true and accurate in all material respects as at the date it was provided and is not misleading in any respect.

(g)	Pari Passu ranking

Your obligations and the obligations of each Entity under the Documents are direct, unconditional and unsubordinated and rank at least pari passu with all your/its other present and future unsecured and unsubordinated obligations (except for such obligations mandatorily preferred by law).

Standard Terms and Conditions Version Dated May 2018 06-09-029 (05/2018) AW	Page 1 of 28	DBS Bank Ltd. Co. Reg. No: 196800306E

(h)	No Encumbrance

Save for the security created pursuant to the Security Documents and any other security interests previously disclosed in writing by you to us and approved by us, no Encumbrance exists on any of your or any Entity’s assets or (in each case) any part thereof or any interest therein.

(i)	Anti-money laundering, sanctions, anti-bribery and corruption

Neither you, any of the Entities, nor any of your or their respective directors, officers or employees nor any person acting on your or any of their behalf:

(i)	is a Restricted Party;

(ii)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority;

(iii)	is subject to any applicable limitation or restriction under Sanctions;

(iv)	has conducted its operations at any time in breach of applicable financial record keeping and reporting requirements and money laundering and anti-terrorism financing statutes in all jurisdictions in which they conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, “Money Laundering and Anti-terrorism Financing Laws”);

(v)	has engaged in any activity which would breach Anti-Bribery and Corruption Laws; and

(vi)	is subject to or have been threatened with any actions or investigations by any governmental or regulatory agency nor any action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator in relation to a breach of any Anti-Bribery and Corruption Laws or any Money Laundering and Anti-terrorism Financing Laws.

2.	General Undertakings

So long as any monies are owing or are to be advanced under the Documents and/or so long as any Transaction is outstanding and in force:

(a)	Obligations to rank Pari Passu

You will ensure that your obligations and the obligations of each Entity under the Documents are direct, unconditional and unsubordinated and will at all times rank at least pari passu with all your/its other present and future unsecured and unsubordinated obligations (except for such obligations mandatorily preferred by law).

(b)	Compliance with laws, etc.

(i)	You will, and will procure that each Entity and their respective affiliates shall, at all times (i) comply in all respects with all laws and regulations to which you/it may be subject including all Environmental Laws and (ii) obtain and maintain any Environmental Permit applicable to you/it.

(ii)	You will, and will procure that each Entity shall, comply in all respects with the terms and conditions of all agreements, licenses and concessions necessary for the carrying on of your/its business and all agreements relevant to the Facilities and/or the Documents.

(c)	Negative pledge

Save for the security created pursuant to the Security Documents and any other security interests previously disclosed in writing by you to us and approved by us, you will not and will ensure that no Entity will create or permit to arise or subsist any Encumbrance on your/its assets or factor any of your/its accounts receivables.

(d)	Restrictions on disposals

You will ensure that neither you nor any Entity will (i) lease, let out or sub-let any of the assets over which security has been created in our favour; or (ii) sell, transfer, lease out, lend or otherwise dispose of all or substantially all of your/its assets or any part of such assets which, either alone or when aggregated with all other disposals required to be taken into account under this Paragraph, is substantial in relation to your/its assets or the disposal of which could have a material or adverse effect on you/it.

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(e)	Furnishing of Information

You will deliver to us (i) certified true copies of your and each Entity’s annual audited and (where applicable) consolidated financial statements as soon as available, but not later than 180 days after the end of each financial year; (ii) certified true copies of your and each Entity’s management reports, comprising at least of your/its unaudited balance sheet and profit and loss statement for and as at the end of each quarter, as soon as available but not later than 90 days after the end of each quarter; and (iii) promptly, any other information, certifications, confirmations, documents and evidence as we may from time to time require including, without limitation, such documentation and other evidence as is requested by us in order for us to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

(e)	Nature of business/Changes in Constitution

You will not, and will procure that no Entity shall, substantially alter the nature of your/its business or (where applicable) amend or alter any provision in your/its Constitution or equivalent constitutive documents relating to your/its powers to borrow, secure or guarantee, or your/its principal business activities.

(f)	Reorganisation and Change in Membership / Management

You will not, and will procure that no Entity shall, without our prior written consent, (i) (where applicable) undertake or permit any merger, demerger, re-organisation, amalgamation, reconstruction, take-over or any other schemes of compromise or arrangement affecting your/its present constitution; (ii) undertake or permit any change in your / its management without our prior written consent; or (iii) (where applicable) permit any change in the membership or constitution of the firm/partnership or any change in the name or style of the firm or dissolution of the firm/partnership. If any member/partner of the firm/partnership should cease for any reason to be a member/partner of the firm/partnership you must promptly notify us of the fact. Our rights and remedies in relation to the Facilities and/or the Transactions and against each member/partner (including each outgoing member/partner) and/or the firm/partnership shall not be prejudiced by any such change or dissolution and each Document to which you/an Entity is a party shall be binding on you/such Entity notwithstanding any such change or dissolution.

(g)	Positive Networth

You will, and will procure that each Entity shall, maintain a positive networth at all times.

(h)	Notice of default

You will notify us promptly of (i) any material adverse change in your business, assets, liabilities, profits, prospects, operations, management or condition (financial or otherwise) or the business, assets, liabilities, profits, prospects, operations, management or condition (financial or otherwise) of any Entity; or (ii) the occurrence of any Termination Event or Potential Termination Event or any other event which might affect your or any Entity’s ability to perform your/its obligations under or in connection with the Documents to which you/such Entity is a party.

(i)	Costs and expenses

You will pay to us on demand on a full indemnity basis, all costs and expenses, legal or otherwise in connection with the preparation, negotiation, execution and perfection of the Documents, the preservation or enforcement or attempted preservation or enforcement of the Documents, any security created thereunder or the Facilities and/or the Transactions or in connection with dealing with any third party claim or order against your account with us (including abortive costs and expenses). All such payments shall be paid in the currencies in which such costs and expenses were incurred. If we in our sole and absolute discretion pay any insurance premiums, legal fees, stamp duty, valuation fees, governmental or statutory levies and taxes and other costs, expenses or other moneys whatsoever on default of such payment by you, you shall forthwith on demand indemnify us for such payments together with interest thereon at the rate(s) referred to in Paragraph A.9. below calculated from the date of payment by us up to the date of repayment by you (as well after as before judgment).

(j)	Insurance

You will, and will procure that every security provider shall, (i) at all times effect and maintain insurance with an insurance company acceptable to us (“Approved Insurer”) insuring against such risks and liabilities stipulated by us on all assets or properties which are subject to any security or Encumbrance created under the Documents; (ii) ensure that the sum insured and all terms under such insurance shall be acceptable to us; (iii) name us as loss payee or beneficiary under such insurance; and (iv) punctually pay all premiums and deliver the insurance policies, cover notes and receipts to us before the Facility is activated or renewed or (as the case may be) before the expiry of the current insurance policy. If we do not receive the required insurance policies, cover notes and receipts before such activation, renewal or expiry, you agree that we may (but are not obliged to) arrange for automatic insurance cover with an Approved Insurer on such terms as we deem fit and debit your account for the premium so incurred.

(k)	Inspection

You will, and will procure that each Entity will, (i) permit us or any person designated by us to visit and inspect any premise, property, facility, asset or equipment belonging to you/it or where you/it carry/carries on your/its business and to examine, audit, check and make copies of your/its accounts, books, records, documents and statements; (ii) extend all such cooperation and assistance to us or any person designated by us for the purposes of such inspection or audit, including providing written authorisation, direction and access to any such premise, property, facility, asset or equipment, as we may require; and (iii) pay all costs, fees and other expenses (whether legal or otherwise) in respect of such inspection.

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(l)	Anti-money laundering/sanctions

You undertake that you shall (and undertake to procure that each Entity and their respective affiliates will):

(i)	not transfer, make use of, or provide the benefit of, any funds received from, or services provided by, the Bank to any Restricted Parties, or conduct, permit or allow any business activity with any Restricted Parties or for business activities that are subject to Sanctions, for any purpose which would breach the Anti-Bribery and Corruption Laws or Money Laundering and Anti-terrorism Financing Laws or for the purchase of goods the subject of Sanctions, to the extent such contribution or provision of proceeds would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions;

(ii)	procure that no proceeds, funds or benefit from any activity or dealing with Restricted Parties or from transactions which would be prohibited by Sanctions, Anti-Bribery and Corruption Laws or Money Laundering and Anti-terrorism Financing Laws are used in discharging any obligation due or owing to the Bank or are credited to any bank account held with the Bank, and that no payment to a Restricted Party is effected, whether to discharge any obligation due or owing to such person or for any other purpose, through the use of any bank account held with the Bank;

(iii)	ensure that appropriate controls and safeguards are in place designed to prevent any proceeds of this Agreement from being used contrary to sub-paragraphs (a) and (b) above; and

(iv)	not, nor shall it permit any member of the Group or any of their directors or officers associated with them or anyone acting on their behalf to engage in any activity which would breach any Sanctions, Anti-Bribery and Corruption Laws or Money Laundering and Anti-terrorism Financing Laws.

3.	Confirmation

We may, but shall not be obliged to, send to you a confirmation in respect of any of the Facilities as to the amount(s) advanced by us, interest rates, instalment and any other information relating to your Facilities as at the date of such confirmation. Such confirmation shall be conclusive and binding on you unless we receive your objection in writing within 14 days of the date of such confirmation.

4.	Utilisation in Other Currencies

We may, in our sole and absolute discretion, allow utilisation of the Facilities in currencies other than that provided for in the facility letter (“Other Currencies”). If utilisation is allowed in Other Currencies, the level of utilisation at any time will be determined by us based on such rate(s) of exchange as we may deem appropriate. If the level of utilisation thus determined exceeds the limit determined by us, you will, upon notice and within such period as we may determine, reduce the level of utilisation to such limits or provide additional collateral in cash such that the level of utilisation does not exceed the aggregate of such limits and the amount of cash provided as additional collateral.

5.	Application of Advance

Notwithstanding any other provision of the Documents, if on any date an amount (“First Amount”) is to be advanced by us under the Documents and an amount (“Second Amount”) is due from you to us under the Documents, we shall apply the First Amount in or towards payment of the Second Amount. We shall remain obliged to advance any excess (or, as the case may be, you shall remain obliged to pay any shortfall) in accordance with the Documents.

6.	Interest and Payment Provisions

(a)	Unless otherwise specified in the Documents:

(i)	interest on the Facilities shall be payable in arrears, accruing from date of the first drawdown of the Facilities and calculated on a daily basis based on the actual number of days elapsed with monthly rests or such other periodic rests as we may prescribe and on a 365/366-day year (for Facilities denominated in Singapore Dollars), a 365-day year (for Facilities denominated in British Pound Sterling, Hong Kong Dollars, Malaysian Ringgit and/or such other currency as we may elect and notify you (collectively, the “Specified Currencies”)) or a 360-day year (for Facilities denominated in any other Foreign Currency which is not a Specified Currency).

(ii)	any change in the interest rate will take effect one (1) month (or such other period as we may specify) from the date of our written notice to you.

(iii)	in calculating the actual number of days elapsed in an interest period, the first day of such period shall be included but the last day excluded. Each subsequent interest period shall commence on the last day of the preceding interest period.

(iv)	where interest is pegged to floating rates for selected interest periods, the interest shall be charged and revised for such successive selected interest periods.

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(v)	if an interest period would otherwise end on a day which is not a Business Day, the Bank will determine if that interest period will end (a) on that non-Business Day; or (b) on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(vi)	if two or more interest periods end on the same date, those loans will, unless otherwise agreed by us for the next interest period, be consolidated into, and treated as, a single loan on the last day of the relevant interest period.

(b)	All payments to be made to us shall be made immediately on demand or on the date it is due, as the case may be, and in the currency in which the amount is outstanding and in immediately available and freely transferable funds to such account as we may from time to time designate.

(c)	If any sum (whether principal, interest, commission, fees or otherwise) shall fall due for payment on a day which is not a Business Day, the Bank will determine if such payment must be made on (a) that non-Business Day; or (b) the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

7.	Market Disruption and Alternative Interest Rates

if we are unable to determine the applicable interest rate for any interest period or we determine that the interest rate is not available or zero or negative, then, the rate of interest shall be the sum of (i) the margin specified in the facility letter; and (ii) our Cost of Funds. We shall notify you of such substitute rate of interest as soon as possible. We shall not be required to reveal how our Cost of Funds is determined.

8.	Prepayment and Cancellation

(a)	Any notice of prepayment or cancellation given by you shall be effective only upon actual receipt by us, be irrevocable and shall specify the date upon which such prepayment or cancellation is to be made and the amount of such prepayment or cancellation and, in the case of a notice of prepayment, shall oblige you to make such prepayment on such date.

(b)	Any prepayment shall be made together with accrued interest on the amount prepaid and all other amounts payable under and in relation to the Documents.

(c)	No partial prepayment shall relieve you of your obligations under the Documents except to the extent of the amount prepaid.

(d)	No amount prepaid or cancelled may be redrawn or reinstated unless otherwise agreed by us in writing.

(e)	You shall not repay, prepay or cancel all or any part of a Facility except at the times and in the manner expressly provided for in the relevant Documents.

9.	Default Interest

Upon any default in payment of any Total Indebtedness, or any sum payable under the Documents, interest shall be payable on such overdue amounts from the due date until the date of payment (as well after as before judgement) at the rate of 3% per annum above the applicable rate of interest or at such other rates determined by us. Unless otherwise stated, interest on such overdue amounts shall be due and payable immediately on demand by us but if not previously demanded, shall be paid at the end of each month or period determined by us. We also reserve the right to charge any excess overdraft utilisation at a rate to be determined by us.

10.	Authority to Debit and Set-off Accounts

(a)	You irrevocably authorise us to debit your accounts with us (whether in Singapore or elsewhere and whether alone or jointly or jointly with any other person) at any time and without any notice to you for the Total Indebtedness and the Termination Amount due and payable by you to us and all other moneys and liabilities owing by you to us under the Documents provided always that any such debiting shall not be deemed to be a payment of any moneys to which it relates except to the extent of any amount in credit in that account.

(b)	Notwithstanding any provision herein, we shall be entitled at any time, without notice to you, to combine all or any of your liabilities to or accounts with us (whether alone or jointly or jointly with any other person) and set-off, transfer or apply any of our obligations to you in or towards satisfaction of any of your obligations to us, regardless of whether your obligations to us are actual or contingent, primary or collateral, several or joint, booked or payable at different branches (including branches outside Singapore), in different currencies and notwithstanding that your accounts in question may constitute deposits in respect of which notice of termination has been given.

(c)	For the purposes of this Paragraph, we are authorised to effect any necessary currency conversions at our own rate of exchange then prevailing. If the amount of an obligation is unascertained, we may estimate that amount and set-off or debit in respect of the estimate, subject to a final settlement being made between you and us when the amount of the obligation is ascertained. Our rights under this Paragraph shall be without prejudice and in addition to any rights of set-off, combination of accounts, lien, security or other right to which we are at any time otherwise entitled (whether by operation of law, contract or otherwise).

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11.	Rights Cumulative and No Waivers

Our rights under the Documents are cumulative and are in addition to our rights under general law. No failure or delay by us in exercising any right or remedy hereunder shall operate as a waiver hereof nor shall any defective or partial exercise of any right or remedy prevent any other or further exercise of that or any other right or remedy. No course of conduct or negotiation on our part shall preclude us from exercising any such right or constitute a waiver of any such right. Any waiver of our rights must be in writing.

12.	Rights Binding on you

The rights given to us in the Documents shall be binding on you and each Entity who is a party thereto and shall not be determined or in any way prejudiced or affected by (i) any liquidation (whether compulsory or voluntary) affecting you or that Entity or any change in your or that Entity’s constitution whether by way of amalgamation, consolidation, reconstruction or otherwise, or (ii) any change in our constitution whether by way of amalgamation, consolidation, reconstruction or otherwise, or (iii) any death, bankruptcy, insanity or other disability or cessation or termination affecting you or that Entity.

13.	Assignment and Transfer

You may not assign or transfer any rights or obligations under any Document without our prior written consent. We may make the Facilities available and receive the benefit of any payment due to us through any of our offices. We may at any time without the consent of and without notice to you or any other person assign or transfer all or any part of our benefits, rights and/or obligations under any Document to any person as we deem fit. Any such assignee or transferee shall be entitled to the full benefit of such rights and/or obligations as if it were us in respect of the rights or obligations assigned or transferred to it. If we assign or transfer all or any part of our rights and/or obligations, all references in the Documents to us shall thereafter be construed as a reference to us and/or our assignees and/or transferees to the extent of our/their respective interests.

14.	Additional Security to Guarantee

If the Facilities and/or the Transactions are secured by a guarantee, we have the right to review the guarantee and to call for additional security if, in our opinion, any Guarantor is or will be unable to perform its/his/her obligations in full under the guarantee.

15.	Security Margin

If the market value of any assets over which security has been created pursuant to any Security Document falls below what we, in our sole opinion, consider to be an adequate security margin, we may, without prejudice to any other right that we may have, reduce the Facilities, withhold activation or disbursement of the Facilities or any part thereof, require payment of such amount of the Facilities as we may specify and/or require such additional security acceptable to us to be furnished.

16.	Special Consultant and Agent

If we determine that you are or will be unable to perform your obligations under any of the Documents, we may appoint on your behalf or require you to appoint:

(a)	a special consultant to conduct an audit of you or perform such other duties as we may specify. We may nominate any person whom we consider suitably qualified to be the special consultant (including without limitation an accountant, lawyer, banker or engineer). A special consultant so appointed shall be your agent and you shall be solely responsible for the special consultant’s acts, defaults and remuneration; and/or

(b)	an independent asset management, collateral management or stock monitoring professional, company or other service provider satisfactory to us (the “Asset Manager”) in relation to all or any of the assets and properties the subject of any Security Documents (the “Assets”). The Asset Manager may render such advisory, management and other services as may be required by us from time to time, including without limitation (i) taking possession of, monitoring, segregating and verifying the Assets; (ii) supervising your storage facilities, warehouses and/or premises; (iii) supervising processes involving your Assets (including the procurement, disposal and movement of the Assets); and/or (iv) performing such other duties as we may specify. We may also nominate any person whom we consider suitably qualified to be the Asset Manager. An Asset Manager so appointed shall be your agent and you shall be solely responsible for his acts, omissions, defaults, remuneration, costs, fees and expenses.

17.	Unlawfulness

If (in our opinion) any law or regulation or any order of any court renders it unlawful or contrary to any such law, regulation or order for us to make or continue to make a Facility or any part thereof available or to maintain or fund any loan or any part thereof, we shall promptly give notice to you whereupon such Facility or the relevant part thereof shall be cancelled and you shall, within 14 days or such shorter period as we having regard to such law, regulation or order may require, prepay without prepayment fee to us all amounts then due to us in respect of the whole or any relevant part of such Facility as may be necessary to secure compliance with the relevant law, regulation or order.

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18.	Increased costs

If (in our opinion) the result of any change in, or in the interpretation, application or administration of, or introduction of, any law or regulation (including, without limitation, those relating to Taxation, capital adequacy, liquidity, prudential limits, reserve assets and special deposits) is to:-

(a)	subject us to Taxes or change the basis of our Taxation with respect to any payment under the facility letter (other than Taxes or Taxation on our overall net income or profits imposed in the jurisdiction in which our principal or lending office under the facility letter is located);

(b)	increase the cost to, or impose an additional cost on, us or our holding company in making or keeping a Facility available or maintaining or funding any loan or its contingent liability;

(c)	reduce the amount payable or the effective return to us under the facility letter;

(d)	reduce our or our holding company’s rate of return on our/its overall capital by reason of a change in the manner in which we/it are/is required to allocate capital resources to our/its obligations under the facility letter; and/or

(e)	require us or our holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by us/it under the facility letter, then and in each such case:-

(i)	we shall notify you in writing of such event promptly upon our becoming aware of the same;

(ii)	you shall on demand pay to us the amount which we specify is required to compensate us and/or our holding company for such increased cost, reduction, payment or forgone return or loss; and

(iii)	you may, within 7 days after receipt of such demand and upon giving not less than 14 days’ prior written notice to us (such notice to be effective only upon receipt and to be irrevocable) prepay all (but not part only) of the moneys owing to us in accordance with and subject to the provisions of the facility letter.

For the purposes of this Paragraph, we may allocate or spread costs and/or losses among our assets and liabilities (or any class thereof) on such basis as we consider appropriate.

19.	Change in circumstances

If and whenever, at any time prior to the commencement of an interest period, we shall have determined (which determination shall be conclusive), that:-

(a)	by reason of any national or international, financial, political or economic conditions, currency availability or exchange controls, it is or will be impracticable for any loan, advance or any overdue sum to be drawn down or to remain outstanding in the currency in which it was made;

(b)	there has been adverse change or any development likely to result in an adverse change in the economic, financial or political conditions, interest rates or currency market in Singapore or any other relevant jurisdiction; or

(c)	deposits in the relevant currency are not available to us in the Singapore inter-bank market in the ordinary course of business in sufficient amounts to fund any loan, advance or any overdue sum for a particular interest period, we shall forthwith give notice (a “Determination Notice”) thereof to you. After the giving of any Determination Notice the undrawn amount of the affected Facility shall not be borrowed until notice to the contrary is given to you by us. Where a loan is outstanding, during the period of 7 days after any Determination Notice has been given by us, we shall certify an alternative basis (the “Substitute Basis”) for maintaining such loan. The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above our Cost of Funds. Each Substitute Basis so certified shall be binding upon you and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as we determine that the circumstances specified above have ceased to exist whereupon the normal interest rate fixing provisions of the facility letter shall apply. Our determination of the Substitute Basis and our Cost of Funds shall be final and conclusive and we shall not be required to reveal how the Substitute Basis and/or our Cost of Funds were determined.

You may forthwith upon you being notified of the Substitute Basis and in any case not later than 7 days after such notification, by giving us not less than 14 days’ notice (such notice to be effective only upon receipt and to be irrevocable), prepay on or before the expiry of such notice period all (but not part only) of the loan in question in accordance with and subject to the provisions of the facility letter.

20.	Breakfunding Costs

You will pay us on demand all Breakfunding Costs for any advances prepaid, the receipt or recovery by us of any payment otherwise than on a repayment date or interest payment date, any advances requested for but not made, unwinding costs for foreign exchange, or any derivative transactions terminated before the contracted maturity date, and such amounts as we may certify as sufficient to indemnify us in respect of the cost or loss incurred by us resulting from such prepayment or termination.

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21.	Material and Adverse Change affecting Foreign Currency

If by reason of any material and adverse change in the international financial and capital markets, or any material and adverse change in national or international financial political or economic conditions or any currency availability or exchange rates or control, the Foreign Currency requested for by you under the Facilities is unavailable to us, your request for such Foreign Currency shall (upon our notification to you of the unavailability) be deemed to be withdrawn and you may request for an alternative Foreign Currency subject to the terms of the facility letter and to availability.

22.	Severability

The illegality, invalidity or unenforceability of any provision or part thereof of any Document under the law of any jurisdiction shall not affect or impair the validity, legality and enforceability of any other provision or part of the provision and the remaining provisions of the Documents shall be construed as if such invalid, unlawful or unenforceable provision or part thereof had never been contained in the Documents.

23.	Consent to Disclosure and Personal Data

(a)	Consent to Disclosure

You authorise us, our employees or any other person who by reason of their scope of work or capacity or office has access to our records, registers or any correspondence or material with regard to information relating to you, your account, your transactions, the Facilities and/or the Transactions (collectively, the “Information”), to disclose such Information to (1) any person to whom such disclosure is permitted or required under any law or regulation (including the Banking Act) or required or requested by any court, government authority or regulator; and (2) to the persons below:

(i)	any Entity;

(ii)	any person in connection with a Transfer or proposed Transfer. A “Transfer” includes any assignment or transfer of any of our rights or obligations, any participation, sub-participation, transfer of credit or other risk (entirely or in part) or benefit (entirely or in part) by any means, and entry into any other contractual relationship, in relation to the Facilities and/or the Transactions;

(iii)	any person for the purposes of enforcing or protecting our rights or interests in relation to the Facilities, any Security Document and/or the Transactions;

(iv)	any person in connection with any insolvency or analogous proceeding (including, without limitation judicial management, winding-up, compromise or arrangement, and receivership) relating to you, any Entity or any other person in connection with the Facilities, any Security Document and/or the Transactions;

(v)	any government department, agency, ministry, body or statutory board or any relevant authority of any country with jurisdiction over the affairs of DBS Group;

(vi)	any person involved in or connected to the grant by us of the Facilities to you, the preparation of any Document, the performance of any transactions contemplated under any Document and/or (as the case may be) our entry into the Transactions (including, without limitation, programme managers, legal and other professional advisors and partners) and any person to whom we grant Facilities and/or (as the case may be) with whom we enter into Transactions pursuant to any change in your constitution;

(vii)	any person having or claiming any interest in any security provided for the Facilities and/or the Transactions or any person in favour of whom you are proposing to create or grant an interest in the security for the purpose of seeking any consent for the creation or variation of any interest in or increasing the amount of moneys and liabilities secured or to be secured by any encumbrance over the security or in connection with any security sharing arrangements relating to the security or any enforcement of any security or any sale transfer disposition or any other dealing by any person whatsoever over or of or with the security;

(viii)	any insurer, valuer or proposed insurer or valuer for any security provided for the Facilities and/or the Transactions;

(ix)	any of your auditors or any auditor of any Entity;

(x)	any person engaged by us to collect any sums of money owing to us from you, for any purpose in connection with the collection of such sum;

(xi)	any person in connection with the provisions of insurance or services to meet DBS Group’s operational, administrative or risk management requirements;

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(xii)	any member of the DBS Group (including our branches or any of our related corporations) or any third party service provider engaged by us in connection with data processing, cross-selling of products and pursuing, on our behalf, further business opportunities; and

(xiii)	any person in connection with the promotion to any of our customers of financial products and services offered by any financial institution in Singapore or elsewhere or by any corporation within the DBS Group.

This Paragraph is not and shall not be deemed to constitute, an express or implied agreement by us with you for a higher degree of confidentiality than that prescribed in the Banking Act.

(b)	Personal Data

You may provide personal data to us (including without limitation personal data of your office holders, employees, shareholders and beneficial owners) in connection with you establishing and maintaining your relationship with us. When providing any personal data to us, you confirm that you are lawfully providing the data for us to use and disclose for the purposes of: (i) providing products or services to you; (ii) meeting the operational, administrative and risk management requirements of DBS Group; and (iii) complying with any requirement, as DBS Group reasonably deems necessary, under any law or of any court, government authority or regulator.

24.	Currency Indemnity

If we receive or recover any sum due to us from you in a currency (the “Relevant Currency”) other than the currency in which such sum is due (the “Currency of Account”) (whether as a result of, or arising from the enforcement of, a judgement or order of a court or tribunal of any jurisdiction, or in your insolvency, bankruptcy or dissolution or otherwise) this shall only discharge you to the extent of the amount in the Currency of Account which we are able, in accordance with our usual practice, to exchange or purchase with the amount of the Relevant Currency so received or recovered on the date of receipt or recovery (or, if it is not practicable to make that exchange or purchase on that date, on the first date on which it is practicable to do so). If that amount in the Currency of Account is less than the amount of the Currency of Account due to us, you shall indemnify us against any loss sustained by it as a result. In any event, you shall indemnify us against the cost of making any such exchange or purchase.

25.	Instructions by Other Means

(a)	In addition to any rights we have under the Documents, we may act on any instructions to effect transaction, settlement and/or any other matter whatsoever relating to the Facilities and/or the Transactions given or purportedly given by you by any other medium of communication, including via facsimile transmission or telephone, as agreed to by us at our sole and absolute discretion.

(b)	We shall be entitled to refuse or to accept or to act on any instruction for any transaction or any matter relating to the Facilities and/or the Transactions without any liability to you if:

(i)	we are unable to verify the identity of the person authorised by you to give such instructions to our satisfaction;

(ii)	we have any doubt on the authenticity, clarity or completeness of the instruction;

(iii)	the form or content of such instruction is not in accordance with our requirements, policies or practices as we may prescribe from time to time; or

(iv)	the instruction is not in accordance with the mandate(s) for the time being in effect in respect of such Facilities and/or Transactions.

(c)	Notwithstanding the above Paragraph, we may act upon any instruction which we believe in good faith to be given by you, without inquiry as to the identity of the authority of the person giving or purporting to be giving such instruction or the authority thereof and notwithstanding that such instruction may conflict with other instructions you have given us, or any error, misunderstanding, fraud, forgery or lack of clarity in the terms of such instructions.

(d)	Where we agree to act on instructions given by you via a medium of communication other than mail, you will indemnify us from and against any and all actions, proceedings, claims, losses, liabilities, damages, costs (including legal costs on a full indemnity basis) and expenses of whatever nature and howsoever arising which may be brought against, suffered or incurred by us arising out of or in connection with our acting on such instructions. You also agree that we will not be liable to you or any Entity or any other person for any loss that such person may incur as a result of our acting in accordance with or in reliance upon such instructions.

(e)	We may as we deem fit record all instructions received from and all other telephone conversations conducted with you, and you agree to be bound by such recordings.

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26.	Indemnities

(a)	You shall indemnify us against any and all liabilities, claims, demands, actions, proceedings, damages, losses, costs (including legal costs on a full indemnity basis) charges and expenses of whatsoever nature and howsoever arising which may be suffered or incurred by us or brought against or suffered by us arising from or in connection with the Facilities and/or the Transactions including without limitation any cost, loss or liability incurred by us as a result of:

(i)	the occurrence of any Termination Event;

(ii)	any information provided, produced or approved by you being or being alleged to be misleading and/or deceptive in any respect;

(iii)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to you and/or any Entity or with respect to the transactions contemplated or financed under the Documents or any other letter of offer or document issued by any one or more of our subsidiaries or to which any one or more of our subsidiaries is a party; and/or

(iv)	any breach by you or any security provider under any Document.

(b)	(In the case of firms/partnerships) each member/partner of the firm (including outgoing members/partners) shall indemnify us against any and all liabilities, claims, demands, actions, proceedings, damages, losses, costs (including legal costs on a full indemnity basis) charges and expenses of whatsoever nature and howsoever arising which may be suffered or incurred by us or brought against or suffered by us arising from or in connection with any merger, demerger, re-organisation, amalgamation, reconstruction, take-over or any other schemes of compromise or arrangement affecting the firm’s/partnership’s present constitution or any change in the membership or constitution of the firm/partnership or any change in the name or style of the firm or dissolution of the firm/partnership.

(c)	Each of the indemnities in the Documents constitutes a separate and independent obligation from the other obligations in the Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by us and shall continue in full force and effect despite any judgement, order, claim or proof for a liquidated amount in respect of any sum under the facility letter, any other Documents or any judgement or order.

27.	Further Act or Assurance

You will, and will procure that each Entity shall, entirely at your/its own expense and immediately upon our written demand, execute and perform, or cause to be executed and performed, all such further acts and documents as we shall require to reflect or perfect the agreement or any security created or intended to be created pursuant to the terms of the Documents arising or relating to the Facilities and/or the Transactions.

28.	Taxes

(a)	You will pay all present and future Taxes now or hereafter imposed by law on any payment under the Documents and indemnify us against such payment.

(b)	You shall ensure that all amounts payable by you shall be paid free and clear of any deduction, counterclaim or withholding. If you are required by law to make any such deduction, counterclaim or withholding, you shall pay to us additional amounts to ensure that we receive a net amount equal to the full amount which we would have received if no such deduction, counterclaim or withholding had been made.

29.	Statement/Certificate

You accept our records of any and all instructions, communications, operations or transactions relating to the Facilities and/or the Transactions as final and conclusive and the same are binding on you for all purposes. You agree that all such records are relevant and admissible in evidence and agree not to dispute the accuracy nor the authenticity of the contents of such records merely on the basis that such records were produced by or are the output of a computer system, and waive any right (if any) to so object. Without prejudice to the generality of the foregoing, a statement or certificate in writing issued by us or signed by any of our authorised officers (including any computer generated statement or certificate) certifying any sum payable to us and any other certificate, determination or opinion of ours under the Facilities and/or the Transactions or the Documents shall (in the absence of manifest error) be final and conclusive and binding upon you. The entries in the accounts which we maintain in accordance with our usual practice shall be conclusive evidence of the existence and amounts of your obligations recorded in them.

30.	Termination Events

(a)	Without prejudice to any other terms in the Documents (including without limitation, our right of review and our right to demand immediate repayment of any Facility which is repayable on demand), if any one or more of the following events (each a “Termination Event”) should occur:-

(i)	Failure to Pay: any party to the Documents (other than ourselves) does not pay any amount due by it under any of the Documents to which it is a party on the due date or on demand if so payable;

(ii)	Other Breach: any representation, warranty, undertaking, declaration or statement by you or any Entity in any of the Documents or in any document delivered thereunder is not complied with or is or proves to have been incorrect or untrue in any respect when made or deemed repeated or you or any Entity commit(s) or threaten(s) to commit a breach of any of the provisions contained in any of the Documents to which you/it is a party;

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(iii)	Modification or revocation of consents: If any of the consents, authorizations, licences, approvals, waivers or resolutions referred to in Paragraph A.1.(e) above shall be modified in a manner unacceptable to us or is not granted or shall be wholly or partly revoked, withdrawn, suspended or terminated or shall expire and not be renewed or shall otherwise fail to remain in full force and effect;

(iv)	Litigation: if any investigation, legal proceedings, arbitration or administrative proceeding before or of any court, tribunal, arbitrator or governmental authority is presently taking place, pending or threatened against you, any Entity or any of your/such Entity’s assets;

(v)	Cross Default: any other Indebtedness of yours or any other Indebtedness of any Entity (to whomsoever owing) is not paid when due, or is declared to be or is capable of being declared due and payable before its specified maturity or any commitment for any other Indebtedness of yours or any other Indebtedness of any Entity is cancelled or suspended by any creditor as a result of an event of default (however described) or if you or any Entity defaults under any foreign exchange or foreign exchange options transactions (or other similar transactions), or any derivative transactions with any other parties;

(vi)	Invalidity, Repudiation and Illegality: any provision of any of the Documents is or becomes, or is claimed by you or any Entity to be, for any reason invalid or unenforceable; or it is or will become unlawful for you or any Entity to perform or comply with any of your/its obligations under any of the Documents to which it is a party;

(vii)	Cessation of Business/Expropriation/Compulsory Acquisition: you or any Entity change(s) or threaten(s) to change the nature or scope of your/its businesses, ceases or suspends or threatens to cease or suspend all or a substantial part of your/its business operations or any governmental or other authority takes any step to expropriate, nationalise or compulsorily acquire all or a substantial part of your/its assets or share capital;

(viii)	Execution: any security on or over any part of your assets or the assets of any Entity becomes enforceable or a distress, attachment, writ of seizure and sale, garnishee order, injunction or any form of execution is levied or enforced upon or issued against any such assets;

(ix)	Insolvency and Moratorium: you or any Entity is (or is deemed by law to be) insolvent or unable to pay your/its debts, stops, suspends or threatens to stop or suspend payment of all or a material part of (or of a particular type of) your/its Indebtedness, begins negotiations or takes any other step with a view to deferring, rescheduling or readjusting all or a material part of (or a particular type of) your/its Indebtedness (or of any part of your/its Indebtedness which you/it will or might otherwise be unable to pay when due), proposes or makes a general assignment or an arrangement or composition with or for the benefit of your/its creditors, or a moratorium is agreed or declared in respect of or affecting all or a material part of (or of a particular type of) your/its Indebtedness or assets;

(x)	Winding-up: any corporate action, legal proceeding or step is taken by any person with a view to your bankruptcy, liquidation, winding up or dissolution or the bankruptcy, liquidation, winding up, dissolution, administration, judicial management, provisional supervision or reorganization (by way of a voluntary arrangement, scheme of arrangement or otherwise) of any Entity or for the appointment of a liquidator (including a provisional liquidator), receiver and/or manager, judicial manager, trustee, administrator, agent or similar officer of you or any Entity or over any part of your/its assets;

(xi)	Material or Adverse Change: any event or change or series of events or changes occurs which, in our opinion, might have a material or adverse effect on your business or financial condition or the business or financial condition of any Entity or a material or adverse effect on your ability or the ability of any Entity to perform your/its obligations under the Documents;

(xii)	Management Authority: (where you are, or an Entity is, a person other than an individual) your or any Entity’s present management is wholly or substantially displaced or has your/its authority curtailed;

(xiii)	Security in Jeopardy: any security created pursuant to any Security Document is in our opinion in jeopardy and notice thereof has been given to you or such Entity;

(xiv)	Business in Jeopardy: if your business or the business of any Entity is in our opinion in jeopardy and notice thereof has been given to you or (as the case may be) such Entity;

(xv)	Incapacity: (where you are, or an Entity is, an individual) any step is taken for obtaining an interim order in respect of you or any Entity under the Bankruptcy Act, Chapter 20 of Singapore, or if any application is made or petition presented pursuant to any applicable statute or regulation for a bankruptcy order against you or any Entity, or if there is any death, insanity or disability of you or any Entity;

(xvi)	Declared Company: (where you are, or an Entity is, a corporation) you or any Entity are/is declared by the Minister to be a declared company under the provisions of Part IX of the Companies Act or its equivalent legislation in any other relevant jurisdiction;

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(xvii)	Reduction of capital: (where you are, or an Entity is, a corporation) if you or any Entity repays, purchases, reduces or redeems any of your/its share capital;

(xviii)	Condition in financial markets: if there occurs, in our opinion, a material adverse change or any development which may result in a prospective material adverse change in the monetary, political, financial (including conditions in any of the financial markets) or economic conditions or exchange control in Singapore or internationally (including any changes in stock, bond, currency, interbank or property market conditions, in interest rates or in existing foreign exchange controls);

(xix)	Disposal of assets: if you or any Entity shall transfer or otherwise dispose of all or substantially all of your/its assets to any person or threaten to do so;

(xx)	Accounts: if the accounts delivered to us under Paragraph A.2.(d) above are qualified in a manner or to an extent unacceptable to us;

(xxi)	Change in shareholding: (where you are, or an Entity is, a corporation) if the legal or beneficial ownership of any shares in your capital or the capital of an Entity is transferred without our prior written consent;

(xxii)	Change in constitution: (where you are, or an Entity is, a firm/partnership), the firm/partnership dissolves or there is any change whatsoever in the constitution of the firm/partnership by reason of death or retirement or expulsion of any member thereof or the introduction of any new member without our prior written consent;

(xxiii)	Repudiation: you or an Entity repudiates a Document or evidences an intention to repudiate a Document;

(xxiv)	Analogous events: if any other events comparable or analogous to any events specified in Paragraphs A.30.(a).(viii), (ix), (x) or (xxii) shall happen in relation to you or any Entity in any jurisdiction in which you or (as the case may be) such Entity is incorporated/constituted, domiciled or resident (as the case may be) or carries on business or has assets or liabilities; or

(xxv)	Ineligibility under the Government Assisted Financing Schemes: where the Facilities are granted under any Government Assisted Financing Scheme, you no longer meet the prevailing eligibility criteria applicable for the relevant scheme and thus become ineligible for assistance under the relevant scheme or if the Government Assisted Financing Scheme, for any reason whatsoever, ceases, terminates or is withdrawn.

we may by notice in writing to you declare the Total Indebtedness to be immediately due and payable to us, whereupon it shall become so due and payable and any Facility which has not been drawn-down, utilised or cancelled shall automatically be cancelled and forthwith cease.

(b)	Upon the notice referred to in Paragraph A.30.(a) above being given to you:-

(i)	we shall be entitled to exercise forthwith all or any rights, powers or remedies under the Security Documents (if any) without any restriction whatsoever imposed by Section 25 of the Conveyancing and Law of Property Act, Chapter 61 of Singapore and the provisions of Section 25 shall be so varied and extended in their application to the Security Documents so that all the statutory powers may be exercised in accordance with the provisions of this sub-Paragraph;

(ii)	any sum repaid to us by you shall be applied at our sole and absolute discretion towards the settlement and discharge of your liabilities and obligations on any account;

(iii)	you shall without demand immediately procure our complete and unconditional release from all our liabilities and obligations (whether contingent or otherwise) and including without limitation, all of our liabilities and obligations under all notes and bills accepted, endorsed or discounted by and all Letters of Guarantee and documentary credits entered into or issued by us for our account or at our request failing which you shall without demand immediately pay to us such sums as may be necessary to be paid to the beneficiaries or any other persons whatsoever under or in relation to the said notes, bills, Letters of Guarantee and documentary credits in order for us to obtain such release together with all costs and expenses incurred or which may be incurred by us in respect thereof; and

(iv)	you shall provide cash cover for all contingent liabilities and for all notes and bills accepted endorsed or discounted by and Letters of Guarantee and documentary credits entered into or issued by us for your account or at your request. You shall, forthwith upon demand by us, pay all amounts required by us pursuant to this sub-Paragraph and/or provide such security as may from time to time be required by us and execute such documents (in form and substance acceptable to us) in connection therewith as we may require.

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31.	Appropriation

We may, at any time, apply any and all monies paid to and/or recovered or realised by us in whatsoever manner in or towards satisfaction of any obligations and liabilities due, owing or payable by you or any Entity under the Documents as we, in our sole and absolute discretion, may from time to time conclusively determine.

32.	Notices

Unless otherwise agreed, all notices, statements, confirmations and correspondences to you shall be sent by ordinary post or courier service or left at the registered office or principal place of business or address in our records, or if sent by fax, to the numbers in our records, and shall be deemed to have been received by you on the day following such posting, the day following the day the relevant notice or communication shall have been received by the relevant courier company, or (as the case may be) on the day when it was so left, or upon despatch of such fax.

33.	Service of Process

Where you have not given an address within Singapore for service of any writ of summons or other legal process (“Service of Process”), and where you are resident or incorporated/constituted or registered or have a place of business in Singapore, the Service of Process may be effected on you by sending it by hand or by registered post to your last known address, registered office, or place of business in Singapore, and such Service of Process shall be deemed to be good and effective service on you notwithstanding that it is returned undelivered. Where you are not resident or incorporated/constituted or registered in Singapore, you shall from time to time notify us in writing of your registered office or the principal place of business in Singapore or other address in Singapore for Service of Process and agree that we may serve any writ of summons or other legal process on you by sending the same by hand or by registered post to such address within Singapore and such service shall be deemed to be good and effective service on you notwithstanding that it is returned undelivered. Nothing shall affect our right to serve process in any other manner permitted under any applicable law.

34.	Third Parties

Unless expressly provided to the contrary in the facility letter, a person who is not a party to the facility letter has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce or to enjoy the benefit of any term and conditions of the facility letter and, notwithstanding any term of the facility letter, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of the facility letter.

35.	Governing Law and Jurisdiction

The facility letter shall be governed by and construed in accordance with the laws of Singapore. You irrevocably and unconditionally submit to the non-exclusive jurisdiction of the courts of Singapore to hear and determine any suit, action or proceedings, and to settle any dispute which may arise out of or in connection with the Documents, waive any objection which you may have at any time to such courts being nominated as the forum to hear and determine any proceedings and agree not to claim that any court is not a convenient or appropriate forum. Nothing in this Paragraph shall limit our right to take proceedings against you in any other court of competent jurisdiction nor shall the taking of proceedings in one or more jurisdictions preclude us from taking proceedings in any other jurisdiction, whether concurrently or not.

36.	Definitions and Interpretation

(a)	Unless the context requires otherwise, the following expressions appearing in these Standard Conditions shall have the following meanings:-

“Anti-Bribery and Corruption Laws” means the Prevention of Corruption Act of Singapore, the US Foreign Corrupt Practices Act of 1977 as amended and the rules and regulations thereunder (FCPA), the UK Bribery Act of 2010, and/or any similar laws, rules or regulations issued, administered or enforced by Singapore, the United States, United Kingdom, the European Union or any of its member states, or any other country or governmental agency having jurisdiction over the Group;

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“Banking Act” means the Banking Act, Chapter 19 of Singapore;

“Breakfunding Costs” means all losses, liabilities or expenses resulting from any prepayment by you, including any such costs which are incurred in connection with the breaking of funding arrangements and/or the redeployment of funds (including but not limited to the facility letter) and/or the unwinding of swaps or other hedging arrangements;

“Business Day” shall mean a day (excluding Saturdays, Sundays and public holidays) (a) on which banks are open in Singapore; and (b) if the transaction requires or involves a currency (other than Euro and Singapore Dollars), on which banks in the principal financial centre where such currency is issued are open; and/or (c) if the transaction requires or involves Euro, on which the bank in which we maintain an account in Euro and the system in which such bank uses, are open;

“Companies Act” means the Companies Act, Chapter 50 of Singapore;

“Cost of Funds” means the rate determined by us solely to be our cost of funding the relevant Facility;

“DBS Group” means DBS Group Holdings Ltd and its subsidiaries, direct or indirect;

“DBS Master Agreement” means our bespoke agreement governing transactions that are a spot transaction or forward, swap, future, option, cap, floor, collar or other derivative, on one or more rates, currencies or commodities, or any combination of the aforesaid transactions, the scope of which may be expanded, reduced or varied by us from time to time;

“Documents” means all agreements (including, for the avoidance of doubt, the facility letter, the Security Documents, any DBS Master Agreement or ISDA Agreement and agreements between you and us in relation to credit cards), confirmations, credit agreements, facility letters, application and other forms and all other documents made or to be made between you and us and/or one or more Entity or executed by you and/or one or more Entity in favour of us and/or for our attention in connection with the Facilities and/or the Transactions (as the case may be);

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien or other security interest of any kind or any other agreement or arrangement having a similar effect;

“Entities” means, collectively, all companies in the Group (other than you) and all security providers and “Entity” means any one of them;

“Environmental Law” means any law or regulation concerning:

(i)	the protection of health and safety;

(ii)	the environment; or

(iii)	any emission or substance which is capable of causing harm to any living organism or the environment;

“Environmental Permit” means any authorization required by an Environmental Law;

“Facilities” means the banking facilities, loans and advances or other accommodation more particularly described in the facility letter and such other banking facilities as may from time to time be granted by us to you;

“facility letter” means the facility letter, loan package or any other documents relating to the Facilities and/or the Transactions (if any) granted or to be granted by us to you and include these Standard Conditions and any and all our other standard and other terms and conditions attached thereto or any one or more of them as the context may require, all of which are incorporated therein and form part thereof;

“Foreign Currency” means any currency other than Singapore Dollars;

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“Government Assisted Financing Scheme” means any funding or risk participation schemes or programmes arranged, implemented, sponsored, administered or set up by any government agency, statutory body or their appointed nominees, which we may from time to time participate in and pursuant to which Facilities are granted or to be granted to you;

“Group” means you, your holding companies and your subsidiaries, direct or indirect;

“Guarantor” means any person providing a guarantee in our favour in respect of your obligations pursuant to the Facilities and/or the Transactions;

“holding company” means a holding company as defined under Section 5 of the Companies Act and includes, where relevant, an ultimate holding company as defined under Section 5A of the Companies Act;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety, whether present or future, actual or contingent;

“ISDA Agreement” means the 1992 ISDA Master Agreement (Multi-Currency Cross-Border) or 2002 ISDA Master Agreement whichever is applicable;

“Letters of Guarantee” means any letter of guarantee, banker’s guarantee, performance bond, standby letter of credit, indemnities or undertakings issued by us on your behalf or at your request under the Facilities;

“LIBOR” means, in respect of an interest period, the rate for deposits in United States Dollars for the relevant interest period which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the day that is two Business Days preceding the first day of that interest period or such other date as we may determine. If the agreed screen page is replaced or the service ceases to be available, we may specify another page or service displaying the appropriate rate;

“Money Laundering and Anti-terrorism Financing Laws” has the meaning given in Paragraph A.1(i)(iv);

“person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state, governmental or quasi-governmental bodies or authorities or any society, association or partnership, limited partnership, limited liability partnership or any other entity (whether or not having separate legal personality) or two or more of the foregoing;

“personal data” has the meaning ascribed to it in the Personal Data Protection Act 2012 of Singapore;

“Potential Termination Event” means any condition act omission or event which, with the giving of notice, lapse of time and/or the making of any determination by us, would become a Termination Event;

“Related corporation” has the meaning ascribed to it by Section 6 of the Companies Act;

“Restricted Party” means a person that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities);

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“Sanctions” means any economic or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by governmental and/or regulatory authorities of (i) the United States of America; (ii) United Nations (iii) the European Union; (iii) the United Kingdom; (v) Singapore and/or any sanctions regulations or laws administered by other governmental or regulatory bodies which are applicable to you or us (collectively, the “Sanctions Authorities”);

“Sanctions List” means lists which are prescribed by governmental and/or regulatory authorities for purpose of Sanctions and include but are not limited to lists maintained by the Office of Foreign Assets Control of the United States of America, the HM Treasury of the United Kingdom, the Monetary Authority of Singapore or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities;

“Security Documents” includes any guarantee, deed of subordination and all documents from time to time created or executed in our favour by way of security for or in respect of the Total Indebtedness and all moneys and liabilities owing to us in respect of the Transactions or any part thereof or otherwise to assume your obligations under the Facilities and/or Transactions;

“Security provider” shall include any Guarantor, any party to any Security Document (other than yourself and ourselves) and any surety and/or any indemnifier for the Facilities and/or the Transactions;

“SIBOR” means in respect of an interest period, the rate for deposits in Singapore Dollars for the relevant interest period which appears on the Reuters Screen ABSIRFIX01 Page under the heading “SGD SIBOR” as of 11:00 a.m., Singapore time, on the day that is two Business Days preceding the first day of that interest period or on such other date as we may determine. If the agreed screen page is replaced or the service ceases to be available, we may specify another page or service displaying the appropriate rate;

“Subsidiary” means a subsidiary as defined under Section 5 of the Companies Act;

“Swap Offer Rate” means in respect of an interest period, the synthetic rate for deposits in Singapore Dollars for the relevant interest period which appears on the Reuters Screen ABSFIX01 Page under the heading “SGD SOR rates” as of 11:00 a.m., London time, on the day that is two Singapore and London Banking Days preceding the first day of that interest period or on such other date as we may determine. If such rate does not appear on the Reuters Screen ABSFIX01 Page, the rate will be any substitute rate announced by ABS Benchmarks Administration Co Pte. Ltd. (or its successor as administrator or sponsor of that rate) (“Administrator”). If the Administrator does not announce such rate by 9.00 p.m., Singapore time, on the day that is two Singapore and London Banking Days preceding the first day of that interest rate period, we may specify another page or service displaying the appropriate rate. “Banking Days” in this Paragraph means in respect of any city, any day on which commercial bank are open for general business (including dealings in foreign exchange and foreign currency deposits) in that city;

“Taxes” includes all present and future taxes (including, without limitation, goods and services tax), or any value added tax), levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly;

“Termination Amount” in relation to Transactions, has the meaning ascribed to it in Paragraph C.7.(c)(ii);

“Total Indebtedness” means at any time, all amounts owing or payable (whether certain or contingent and whether as surety or as principal) from you either solely or jointly with any other person(s) to us arising out of or in connection with any Facilities from time to time extended or granted by us to you either solely or jointly with any other person(s), in each case, pursuant to the terms and conditions of any Document and including, without limitation, any amount for which you are liable to indemnify us in any matter whatsoever;

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“Transaction” means any foreign exchange transaction, forward rate transaction, any combination of these transactions or any other transaction which we may, pursuant to the terms of the facility letter, agree at our sole and absolute discretion, to enter into with you and which is designated as a Transaction in any Confirmation (as defined in Section C) and may refer to a Deliverable Transaction (as defined in Section C) or a Non-Deliverable Transaction (as defined in Section C) (as the context requires);

“we”, “us”, “our”, “ours”, “ourselves” and words of similar import are references to DBS Bank Ltd.; and

“you”, “your”, “yours”, “yourself” and words of similar import are references to the person to whom the facility letter is addressed and/or any other person to whom we grant Facilities and/or enter into the Transactions upon and subject to the provisions of the facility letter.

(b)	The headings in the facility letter and these Standard Conditions are inserted for convenience only and shall be ignored in construing the facility letter and these Standard Conditions.

(c)	Unless the context otherwise requires, words (including words defined herein) denoting the singular number shall also include the plural number and vice versa, and words denoting any gender shall include any other gender.

(d)	All references to any document or agreement (including, without limitation, the facility letter and every other Document) are to be construed as references to such document or agreement as for the time being in force and as amended, varied, modified or supplemented from time to time and any document or agreement in addition to or in substitution therefor.

(e)	References to “we”, “us”, “our”, “ours”, “ourselves” and words of similar import, “you”, “your”, “yours” and words of similar import, “Guarantor”, “security provider”, “Entity” and any other obligor, party or person shall be construed so as to include its successors in title, personal representatives, assigns and transferees (where applicable).

(f)	Where two or more persons are included in the term “you”, “your”, “yours” and words of similar import, “security provider”:-

(i)	all references to “you”, ‘“your”, “yours” and words of similar import or (as the case may be) “security provider” in the facility letter shall be read as referring to all or (if the context so admits) any one or more of such persons and all covenants, agreements, terms, conditions, provisions, restrictions or obligations shall be deemed to be made by and binding on and applicable to you/them jointly and severally and shall also be binding on and applicable to your/their respective successors jointly and severally; and

(ii)	any notice given by us to any one such person shall be binding on the others and any notice or demand given by us to any one such person shall be deemed to be served on all of them.

(g)	References to a time of day are to Singapore time.

(h)	Any reference to any statute or any provision thereof shall be read as referring to that statute or that provision as amended or re-enacted or re-numbered from time to time.

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B.	ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO SPECIFIC FACILITIES

The provisions of this Section B shall be in addition to the provisions of Section A above.

1.	Additional representations and warranties applicable to all Committed Facilities

You further represent and warrant that each of the following statements is true and correct as at the date of your acceptance of the facility letter and will be true and correct (by reference to the facts and circumstances then existing) as at the date of (i) delivery of each drawdown request under the Facilities, (ii) disbursement of any amount or utilisation under the Facilities and (iii) the first day of each interest period in relation to the Facilities, and acknowledge that we have entered into the Documents in reliance on these representations and warranties:

(a)	No litigation

No investigation, litigation, arbitration or administrative proceeding before or of any court, tribunal, arbitrator or governmental authority is presently taking place, pending or threatened against you, any Entity or any of your/such Entity’s assets.

(b)	Provision for Taxation

Adequate provision or reserve has been made or will be made (as the case may be) for all Taxation (deferred or otherwise) liable to be assessed on you or any Entity and all the returns, notices or information which are made or given or ought to have been made or given by you or any Entity for Taxation purposes are made on a proper and generally accepted basis, have been duly furnished and are not subject to any dispute or disputes with any relevant authority.

(c)	No winding-up, etc

No application or petition has been presented and no order has been made by a competent court or other appropriate authority or meeting convened for the passing of any resolution (if applicable) by you or any Entity and no other step is being taken for your winding up, bankruptcy, insolvency, reorganisation, reconstruction or dissolution or the winding up, bankruptcy, insolvency, reorganisation, reconstruction or dissolution of any Entity or for the appointment of a liquidator, receiver and/or manager, judicial manager, trustee, agent or similar officer of yours or of any Entity or of the whole or any part of your/such Entity’s assets.

(d)	Governing law and enforcement

The choice of Singapore law as the governing law of one or more of the Documents will be recognised and enforced in your and each Entity’s jurisdiction of incorporation/constitution and any other relevant jurisdiction. Any judgment obtained in Singapore in relation to such Documents will be recognised and enforced in your and each Entity’s jurisdiction of incorporation/constitution and any other relevant jurisdiction.

(e)	Deduction of Tax

Neither you nor any Entity is required under the law applicable where it is incorporated/constituted or resident or at the address specified in the facility letter to make any deduction for or on account of Tax from any payment you/it may make under any Document.

(f)	No filing or stamp taxes

Under the law of your and each Entity’s jurisdiction of incorporation/constitution and any other relevant jurisdiction it is not necessary that the Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Documents or the transactions contemplated by the Documents.

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(g)	No default

(i)	No Termination Event is continuing or might reasonably be expected to result from the utilisation or proposed utilisation of any Facility.

(ii)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on you or any Entity or to which your (or such Entity’s) assets are subject which might have a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; (b) your ability and/or the ability of any Entity to perform your/its obligations under the Documents; or (c) the validity or enforceability of the facility letter or our rights or remedies under the Documents.

(h)	Financial statements

(i)	The Original Financial Statements were prepared in accordance with Reporting Standards save to the extent expressly disclosed in such Original Financial Statements.

(ii)	The Original Financial Statements give a true and fair view and represent your financial condition and operations (consolidated where applicable) during the relevant financial year save to the extent expressly disclosed in such Original Financial Statements.

In this Paragraph:

“Original Financial Statements” means:

(aa)	in relation to the Group or (as the context may require) the Guarantor, the audited consolidated financial statements of the Group or (as the context may require) the Guarantor for the last financial year which ended prior to the date of the facility letter; and

(bb)	in relation to you, your audited financial statements for your last financial year which ended prior to the date of the facility letter.

“Reporting Standards” means accounting standards, principles and practices generally accepted and consistently applied in Singapore which implement the requirements of any legislation, regulation or international accounting body, and compliance with which is required by law in connection with the preparation of accounts by corporations in Singapore or compliance with which is generally adopted and practised by corporations in Singapore.

(i)	Authorised Signatures

Any person specified as your authorised person, whether in resolutions or extracts thereof furnished to us or otherwise, is authorised to give instructions and sign utilisation requests and other notices on your behalf.

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2.	Additional General Undertakings applicable to all Committed Facilities

So long as any monies are owing or are to be advanced under the Documents:

(a)	Authorisations and consents

You will maintain, and procure the maintenance by each Entity of, all such consents, authorizations, licences, approvals, waivers and resolutions as are referred to in Paragraph A.1.(e) above, take immediate steps to obtain (and notify us immediately of the taking of such steps) any others which may become necessary for the purposes mentioned in Paragraph A.1.(e) above, comply with all conditions and restrictions (if any) imposed in connection with any of the foregoing and maintain or accomplish any filing, registration or declaration which may be or become necessary for such purposes and do, or cause to be done, all other acts and things which may from time to time be necessary under applicable law for the continued due performance of your obligations and the obligations of the Entities under the Documents.

(b)	Litigation

You will forthwith notify us in writing of any such investigation, litigation, arbitration or administrative proceeding as is referred to in Paragraph B.1.(a) above, which is brought against you or any Entity or any of your/its assets, or which is threatened and the amount of any relevant contingent liability if such amount is ascertainable.

(c)	Reduction of share capital and financial assistance

You will not, and will procure that each Entity shall not, return, repay, purchase, redeem or otherwise reduce your/its share capital or provide any financial assistance for or in connection with the acquisition of your/its shares.

(d)	Loans to related corporations

You will not, and will procure that no Entity shall, at any time make loans or transfer any assets or grant any credit to any related corporation without our prior written consent.

(e)	Taxes

You will, and will procure that each Entity shall, duly pay and discharge, all rents, rates, Taxes, assessments and governmental charges upon you/it or against your/its assets prior to the date on which penalties become attached thereto.

(f)	Conduct of affairs

You will, and will procure that each Entity shall, carry on and conduct your/its affairs in a proper and efficient manner and keep or cause to be kept all your/its properties, assets and plant in a good state of repair and condition in accordance with good commercial practice.

(g)	Dividends

You will not, and will procure that no Entity shall, declare, pay or make any dividend or other distribution, whether of an income or capital nature and whether in cash or in specie, in respect of any accounting period without our prior written consent.

(h)	Compliance with conditions and restrictions

You will, and will procure that each Entity shall, comply with all conditions and restrictions (if any) imposed by any relevant authority in respect of the Facilities and/or the Documents.

(i)	Security

You will not, and will procure that no Entity shall, take any action which might invalidate, render unenforceable or otherwise prejudice the security created pursuant to any of the Security Documents.

(j)	Suspension and cessation of business

You will not, and will procure that no Entity shall, suspend or cease or threaten to suspend or cease to carry on the whole or any part of your/its business.

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3.	Vessel-related undertakings applicable to Vessel loans

So long as any monies are outstanding or are to be advanced under the Documents:

(a)	Change of flag, classification society, ownership

You shall procure that there will be no change of the flag, classification society and legal and/or beneficial ownership of the Vessel without our prior written approval.

(b)	Charter and other revenue

You shall maintain a current account with us into which all charter and/or self operating revenue shall be deposited when the Vessel is completed.

(c)	Value of Vessel

You shall provide to us on an annual basis within thirty (30) days from the end of your/its financial year, a valuation report by an independent professional valuer acceptable to us showing the value of the Vessel.

(d)	Navigation of Vessel

The Vessel shall navigate in waters entailing war risks only if the Vessel is adequately insured prior to navigation in such waters with an insurance company approved by us. Such insurance shall be on terms acceptable to us and shall be assigned to us.

(e)	Condition of Vessel, etc

You shall procure and ensure that the Vessel, including all her propelling machinery, equipment, fittings, appurtenances and other effects, is kept in good order and in proper working condition.

(f)	Damage affecting Vessel

You shall promptly inform us of any damage affecting the Vessel and procure and ensure that reasonable remedial action is taken in respect of such damage.

(g)	Pulling down or removal of parts of Vessel

You shall procure and ensure that no part of the Vessel, including her propelling machinery, equipment, fittings, appurtenances and other effects, is pulled down or removed except in cases where such pulling down or removal shall, in your opinion, be rendered necessary by reason of any such property being worn out or damaged in which case you shall give sufficient written notice to us and replace such property by other assets of a similar nature.

(h)	Classification society and ship registry

The Vessel is to be maintained in a classification society and under a ship registry acceptable to us and you shall procure and ensure that all rules and regulations laid down by such classification society and ship registry are complied with.

(i)	Vessel-related information

You shall, upon our request from time to time and in any event at least every six months, provide to us particulars relating to the Vessel and her operation and employment.

(j)	Changes affecting Vessel

You shall obtain our prior written consent for any:

(i)	transfer or change in the Vessel’s Port of Registry;

(ii)	change in the purpose of the Vessel;

(iii)	conversion of the Vessel; or

(iv)	removal from the Vessel of any equipment or appurtenances which are needed for operating the Vessel or are of material value.

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(k)	Events affecting Vessel

You shall inform us promptly if any Vessel mortgaged to us in connection with the Facility:

(i)	is laid up;

(ii)	is removed or is likely to be removed from her ship registry;

(iii)	becomes involved in maritime or other court proceedings; or

(iv)	has lost her classification or a warning has been given by the classification society that her classification may be lost.

(l)	Inspection of Vessel

We and our representatives shall have the right to inspect the Vessel. You shall procure and ensure that every facility is granted to us and our representatives in connection with such inspection.

(m)	Operation of Vessel

You shall ensure that the Vessel is operated with due diligence and efficiency and in accordance with sound technical, financial and managerial standards including the maintenance of adequate records.

4.	Government Assisted Financing Schemes

(a)	You acknowledge that the relevant authority or body in charge of each Government Assisted Financing Scheme has the right to reject your credit application and/or revoke its approval at any time, in which event we shall, at our discretion, be entitled to (i) convert the Facilities to commercial terms and vary the terms of the Facilities (including without limitation, changing the facility limits, interest rate and fees), (ii) terminate or cancel the Facilities; or (iii) declare the Total Indebtedness to be immediately due and payable to us and to demand immediate repayment of the Total Indebtedness.

(b)	You acknowledge that the relevant authority or body in charge of each Government Assisted Financing Scheme reserves the right to change the terms and conditions applicable to any Facilities from time to time and you agree to accept and be bound by such revised terms and conditions.

(c)	Upon any default in payment of any Total Indebtedness, interest shall be payable on such overdue amount from the due date until the date of payment:

(i)	at the rate of 3% per annum above the applicable rate of interest or such other rate(s) as determined by us or the relevant authority or body in charge of the respective Government Assisted Financing Scheme (other than Local Enterprise Finance Scheme Facilities (“LEFS Facilities”)) from time to time; and

(ii)	in the case of LEFS Facilities, at the rate of 3.5% per annum above the applicable rate of interest or such other rate(s) as determined by us or Enterprise Singapore from time to time.

(d)	You undertake that all machinery, equipment, factory and/or other assets purchased or constructed or leased by you using moneys obtained from the Facilities shall at all times during the continuance in force or tenor of the Facilities:

(i)	be located in Singapore and shall not be removed or taken out of Singapore (unless otherwise permitted under the relevant Government Assisted Financing Scheme);

(ii)	be used for the purposes specified and approved by us and the relevant authority or body in charge of the respective Government Assisted Financing Scheme for the Facilities; and

(iii)	not be transferred, pledged, mortgaged, leased or sub-leased to any other party or otherwise encumbered or dealt with in any manner whatsoever by you without our prior written approval and the approval of the relevant authority or body in charge of the respective Government Assisted Financing Scheme.

(e)	In the case of LEFS Facilities, you agree to notify us in writing if there is any change exceeding 50% in your ownership (beneficial or legal) from the time of your application for the LEFS Facilities.

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5.	Term Loans

Unless otherwise provided in the facility letter, partial capital prepayments of not less than S$10,000/- or integral multiples of S$10,000/- each or any such amount as we may determine from time to time, may be made upon giving one (1) month’s notice in writing to us or payment of one (1) month’s interest in lieu of notice. Each partial capital prepayment shall not affect the amount of monthly instalments payable by you unless otherwise approved by us. The term loan(s) may be repaid in full upon you giving three (3) months’ written notice to us or payment of three (3) months’ interest in lieu of notice. Each notice of prepayment shall lapse after the expiry thereof and a fresh notice or payment in lieu of such fresh notice shall be given or paid, as the case may be.

C.	ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO FOREIGN EXCHANGE (“FX”) TRANSACTIONS

The provisions of this Section C shall be supplemental to the provisions of Section A and Section B above. All Transactions entered into between you and us shall be governed by the terms in this Section C together with all other applicable provisions of these Standard Conditions unless you and us have signed a DBS Master Agreement or ISDA Master Agreement. The terms in this Section C together with all other applicable provisions of these Standard Conditions shall cease to apply to all outstanding Transactions once the DBS Master Agreement or, as the case may be, the ISDA Master Agreement is signed by you and us and all outstanding Transactions shall henceforth be governed by the terms of the executed DBS Master Agreement or ISDA Master Agreement, as the case may be.

1.	General

(a)	You shall make all payments under a Transaction in the Contractual Currency.

(b)	Nothing in these Standard Conditions obliges us to enter into any Transaction with you and we may refuse to enter into any Transaction or otherwise act on any instruction without having to give any reason therefore.

(c)	Without prejudice to any Facilities or Transactions extended to or entered into with you, we may at any time and in our sole and absolute discretion require you to provide any security (including the deposit of funds) to us before entering into any Transaction with you; or for any outstanding Transaction; and you undertake to provide such security as requested by us.

(d)	We may, at your request, agree to rollover a Transaction at current rates and any loss arising from such extension shall be for your account. No Transaction shall be extended if such would violate any applicable laws and regulations in your and our jurisdictions.

(e)	All Transactions are entered into by us in reliance on the fact that the provisions of this Section C (read together with all other applicable provisions of these Standard Conditions) and all Confirmations form a single agreement between the parties, and we would not otherwise enter into any Transaction.

(f)	Each of our obligations under the provisions of this Section C (read together with all other applicable provisions of these Standard Conditions) and each Confirmation, is subject to (i) the condition precedent that no Termination Event with respect to you has occurred and is continuing; (ii) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated; and (iii) each other applicable condition precedent specified in this Section C (read together with all other applicable provisions of these Standard Conditions).

2.	Transaction and Position Limits

(a)	We may in our sole and absolute discretion determine the applicable transaction or position limits in respect of Transactions with you. Such determination is conclusive, final and binding on you.

(b)	Any forward sale of an Asian Currency Unit Fixed Deposit shall not be considered as a Transaction to which such limits (if any) apply.

3.	Your Orders & Confirmations

(a)	A Transaction may be entered into by you making a request containing such details as may be required by us in the form of an offer by you (which offer shall be irrevocable) and acceptance thereof by us, which offer and acceptance may occur over the telephone or other form of electronic transmission (including electronic mail) and communication. The applicable currency exchange or other rates under such Transaction and shall be determined by us at the time such Transaction is entered into.

(b)	We will, as soon as practicable after the terms of a Transaction have been agreed, send to you a Confirmation setting out such terms, duly executed by us (save that we shall not be required to execute any Confirmation which is issued by us electronically). Unless you notify us within five (5) Transaction Business Days after the date of the Confirmation of any error or discrepancy in the Confirmation, you will be deemed to be irrevocably bound by these Standard Conditions and the Confirmation.

(c)	The confirmation of all Transactions by means of an electronic messaging system, telex, facsimile, electronic mail or other document or other confirming evidence sent by us to you shall constitute a “Confirmation” for the purposes of these Standard Conditions even where not so specified therein, and will supplement, form part of, and be subject to these Standard Conditions.

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4.	Settlement of Transactions

(a)	Settlement in Gross

Unless we elect in our sole and absolute discretion for Payment/Settlement Netting pursuant to Paragraph C.4.(b) to apply, or as otherwise stated in the Confirmation, the following settlement provisions will be applicable:

(i)	In the case of a Deliverable Transaction:-

(x)	you shall pay the Amount Purchased by us to us in freely transferable funds on the Settlement Date;

(y)	we shall pay the Amount Sold by us to you in freely transferable funds on the Settlement Date. Our liability under this Paragraph C.4.(a)(i)(y) is subject to the satisfaction of your corresponding obligation under Paragraph C.4.(a)(i)(x).

(ii)	In the case of a Non-Deliverable Transaction:-

(x)	if the Settlement Currency Amount is a positive number, the Reference Currency Buyer will pay that amount in the Settlement Currency to the Reference Currency Seller on the Settlement Date; or

(y)	if the Settlement Currency Amount is a negative number, the Reference Currency Seller will pay the absolute value of that amount in the Settlement Currency to the Reference Currency Buyer on the Settlement Date.

(b)	Payment/Settlement Netting

If, on any Settlement Date, more than one delivery of a particular currency is to be made between you and us under two or more Transactions, we may, in our sole and absolute discretion, notify you either orally or in writing that we will be aggregating the amounts of such currency deliverable by each party so that only the difference between these aggregate amounts shall be delivered by the party owing the larger aggregate amount to the other party and, if the aggregate amount payable by each party is the same, both parties’ obligations to deliver the aggregate amount are discharged on such Settlement Date and no delivery of the currency shall be made by either party.

(c)	If we, in our sole and absolute discretion, make a payment under a Transaction before you have satisfied your corresponding obligation under such Transaction, you shall hold that payment in trust for us until full satisfaction of your obligation under such Transaction.

(d)	If for any Transaction, (i) the Amount Purchased by us, or (ii) where you are required to pay any Settlement Amount to us on the Settlement Date, the Settlement Amount, is to be settled from a fixed deposit you place with us (the “Settlement Deposit”) :-

(i)	you shall not withdraw any sum from the Settlement Deposit, nor otherwise deal with the Settlement Deposit, until you have paid the Amount Purchased by us or the Settlement Amount, as the case may be, to us in full on the Settlement Date; and

(ii)	you irrevocably grant us a fixed charge over the Settlement Deposit for full settlement of the Amount Purchased by us, or the Settlement Amount, as the case may be.

(e)	If the Amount Purchased by us or any Settlement Amount payable by you to us, as the case may be, is to be settled by means of an inward remittance to us from another bank (the “Remitting Bank”), you shall ensure that the Remitting Bank gives us the authenticated payment instructions or confirmation of credit via SWIFT (address DBSSSGSG) or telex (RS 24455) at least one (1) Transaction Business Day before the Settlement Date.

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5.	Extraordinary Event

If there occurs in relation to any Transaction or otherwise an Extraordinary Event, we shall have the sole and absolute discretion to determine any adjustment or action necessary in relation to the Affected Transactions. Such adjustments or actions may include (a) altering or varying the quantities or the exchange rates of currencies bought or sold in respect of the Affected Transactions, (b) requiring delivery in a currency other than the currency of the Affected Transactions, or (c) terminating the Affected Transactions. Any such adjustment or action taken by us following the occurrence of an Extraordinary Event shall be binding on you and you shall be liable for any additional loss, damages, costs, charges and/or expenses incurred by us on your account or which you are consequently liable for as a result of such adjustment or action.

6.	Interest

Any amount not paid on the relevant due date will bear interest, to the fullest extent permitted by applicable law, for the period from and including the due date up to but excluding the date of payment to us at our cost of funding of the relevant unpaid amount plus 1% per annum. Such interest shall be calculated on the basis of monthly compounding. Our determination of our cost of funds shall be final and conclusive and we shall not be required to reveal how our cost of funds was determined.

7.	Termination

(a)	We may (but shall not be obliged to) terminate any or all outstanding Transactions on a date designated by us at any time without prior notice to you, on the occurrence of any Extraordinary Event or any Termination Event.

(b)	Notwithstanding Paragraph C.7.(a) above, where any Termination Event is governed by a system of law which does not permit termination of a Transaction to take place after the occurrence of such event, then all outstanding Transactions will be terminated immediately upon the occurrence of such Termination Event as of the time immediately preceding the occurrence of such Termination Event (this process to be known as “automatic termination”).

(c)	Upon the termination of any or all Transactions on a given date pursuant to either Paragraph C.7.(a) or C.7.(b) above (the “Early Termination Date”):

(i)	we shall determine in good faith its total losses or gains, calculated in the Termination Currency, as a result of the early termination under the terminated Transactions, including any loss of bargain, cost of funding or, loss or cost associated with the terminating or re-establishing any hedge or related trading position (or any gain resulting from any of them) and any amounts that became due and payable (or but for Paragraph C.1, would have become due and payable) by either party on or prior to the Early Termination Date. We shall make such determination as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. For the avoidance of doubt, we may (but need not) make such determination by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets. For the purposes of such determination, all amounts not denominated in the Termination Currency shall be converted into the Termination Currency at our prevailing exchange rate at the time of such conversion;

(ii)	we shall, to the fullest extent permitted by applicable law, aggregate and net all amounts due from us to you and all amounts due to us from you as determined under Paragraph C.7.(c)(i) above against one another (such net amount being referred to as “Termination Amount”);

(iii)	where the Termination Amount is due from you, we may declare such Termination Amount to be forthwith due and payable by you whereupon such Termination Amount shall become and be forthwith due and payable in the Termination Currency, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by you. If the Termination Amount is due from us to you, then (subject to any lien or set-off or other similar right of ours), such amount will be paid by us to you within a reasonable time after our determination of such Termination Amount under Paragraphs C.7.(c)(i) and C.7.(c)(ii);

(iv)	in addition (but without prejudice to) any rights or remedies otherwise available to us in respect of any and all Security Documents, we may immediately exercise any and all rights and remedies in respect of such Security Documents and apply all proceeds thereof toward settlement of the Termination Amount (or part thereof) due and payable by you; and

(v)	without prior notice to you, we may sell any securities or other property of yours held at that time by us under any Security Documents (whether for safekeeping, custody, pledge, transmission, collection or otherwise) as we may deem appropriate and apply all proceeds thereof toward settlement of the Termination Amount (or part thereof) due and payable by you.

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(d)	Any proceeds received by us under Paragraph C.7.(c)(iv) or Paragraph C.7.(c)(v) remaining after (a) full settlement of the Termination Amount due and payable by you; (b) deducting all costs and expenses incurred by us in connection with the exercise of our rights and remedies under Paragraph C.7.(c)(iv) or Paragraph C.7.(c)(v), and (c) full settlement of all other amounts due to us whether under these Standard Conditions, the facility letter, the Documents or any other agreement between you and us, shall be paid by us to you as soon as reasonably practicable. If the proceeds received by us under Paragraph C.7.(c)(iv) or Paragraph C.7.(c)(v) are insufficient to cover the payments referred to in the foregoing, you shall pay to us promptly upon demand the amount of any such deficiency.

(e)	In the event of an automatic termination of all outstanding Transactions pursuant to Paragraph C.7.(b), without prejudice to any other rights or remedies which we may have, you shall fully indemnify us on demand against all expense, loss, damage and liability that we may suffer or incur in respect of the terminated Transactions as a consequence of movement in interest rates, currency exchange rates or other relevant rates or prices between the date the Transactions are automatically terminated and the date that we first become aware that such automatic termination has occurred.

8.	Representations and Warranties

You represent and warrant that you have the legal capacity and power to enter into each Transaction and that any consent or other approvals required by it have been obtained and are in full force and effect. You further represent and warrant that you enter into each Transaction as principal and not as agent for any person.

9.	Risk Disclosure

You acknowledge that:-

(a)	the risk of loss in dealing with foreign exchange contracts can be substantial. Before entering into a Transaction, you should study and understand the foreign exchange market in detail and, if necessary, seek independent legal and financial advice;

(b)	We are at all times acting as an arm’s length counterparty and enter into each Transaction as principal and not as your financial adviser, agent or fiduciary, unless we have otherwise agreed in writing. We do not and will not be deemed to give you any advice whether written or oral other than the representations (if any) set forth in these Standard Conditions and any confirmation signed or executed by you after negotiations with us as your counterparty; and

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(c)	We and/or our affiliates may from time to time take proprietary positions and/or make markets in instruments identical or economically related to the Transactions entered into with you, or may undertake proprietary activities, including hedging transactions related to the initiation or termination of a Transaction with you that may adversely affect the market price, rate or other market factor(s) underlying a Transaction and consequently the value of the Transaction.

10.	Conflict of Terms

(a)	Each Transaction entered into by you and us shall be subject to the terms set out in this Section C (read together with all other applicable provisions of these Standard Conditions) and the related Confirmation.

(b)	In the case of a conflict or inconsistency between the terms of this Section C and the other provisions of these Standard Conditions, the terms of this Section C shall prevail in respect of the Transactions. In the case of a conflict or inconsistency between the terms of any Confirmation and these Standard Conditions, the terms of the Confirmation will prevail.

11.	Exclusions

We shall not be liable to you for any and all liabilities, losses and damages (direct, indirect or consequential) incurred by you (including, without limitation, any liability, loss or damage arising from any loss or delay in the transmission or wrongful interception of any order through any equipment or system owned and/or operated by or for us).

12.	Consent to Recording

You and us (a) consent to the recording of telephone conversations of your and our trading, marketing and/or other relevant personnel in connection with these Standard Conditions and any potential Transactions, and to the submission of such recordings in evidence in any proceedings; and (b) agree to obtain any necessary consent of, and give notice of such recording to such personnel.

13.	Definitions and Interpretation for this Section C of Standard Conditions

Unless otherwise defined in these Standard Conditions or the context requires otherwise, the following expressions in Section C of these Standard Conditions shall have the following meanings:-

“Affected Transactions” means with respect to an Extraordinary Event, all Transactions affected by the occurrence of such Extraordinary Event as determined by us;

“Amount Purchased by us” means (for any Deliverable Transaction) the currency and amount agreed to be purchased by us in the relevant Transaction;

“Amount Sold by us” means (for any Deliverable Transaction) the currency and amount agreed to be sold by us in the relevant Transaction;

“Calculation Agent” means DBS Bank Ltd;

“Confirmation” means one or more documents or other confirming evidence sent by us to you, which taken together with these Standard Conditions and the facility letter (if any) are effective to confirm all the terms of a Transaction.

“Contractual Currency” means the currency in which you and us have agreed payments under a Transaction shall be made;

“Deliverable Transaction” means a Transaction in respect of which “Deliverable” is specified in the related Confirmation and/or which you and us have agreed will settle in accordance with Paragraph C.4.(a)(i);

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“Extraordinary Event” means (a) a natural or man-made disaster, armed conflict, act of terrorism, riot, labour, disruption or any other circumstances beyond our control; (b) we determine that it has or will likely become illegal or impossible, or any central bank, governmental or regulatory authority asserts that it is illegal or impossible for you or us to perform any of your or our respective obligations under the Transactions or these Standard Conditions; (c) a specified currency becomes unavailable in the relevant jurisdiction due to restrictions on the convertibility, transferability, requisitions, involuntary transfers, distraints of any character, exercise of military or usurped powers, or other similar causes beyond our control; or (d) we determine that there is a substantial likelihood that we will receive payments under a Transaction from which an amount is required to be deducted or withheld for or on account of a tax due to an action taken by a taxing authority or brought in a court of competent jurisdiction, or change in the relevant tax laws on or after the Transaction is entered into;

“Non-Deliverable Transaction” means a Transaction in respect of which “Non-Deliverable” is specified in the related Confirmation and which you and us have agreed will settle in accordance with Paragraph C.4.(a)(ii);

“Reference Currency” means, in respect of a Non-Deliverable Transaction, the currency in the currency pair which you and us have agreed on as such and/or the currency specified as the Reference Currency in the related Confirmation;

“Reference Currency Buyer” means, in respect of a Non-Deliverable Transaction, the party agreed between you and us as such and specified as such in the related Confirmation or, if none is specified, the party to which the Reference Currency is owed (or would have been owed if the Transaction were a Deliverable Transaction) on the Settlement Date;

“Reference Currency Notional Amount” means in respect of a Non-Deliverable Transaction, the amount in the Reference Currency agreed between you and us and specified as such in the related Confirmation;

“Reference Currency Seller” means, in respect of a Non-Deliverable Transaction, the party agreed between you and us as such and specified as such in the related Confirmation or, if none is specified, the party which owes (or would have owed if the Transaction were a Deliverable Transaction) the Reference Currency on the Settlement Date;

“Screen Rate” means the display page on the relevant service designated as such in the related Confirmation;

“Settlement Currency” means in respect of a Non-Deliverable Transaction, the currency agreed between you and us in which such Non-Deliverable Transaction is to be settled on the Settlement Date;

“Settlement Currency Amount” means an amount expressed in the Settlement Currency calculated as follows:-

SCA = SCNA x [1 - (RCNA x 1 ) ]
SCNA SR

Where:

SCA means Settlement Currency Amount;

SCNA means Settlement Currency Notional Amount;

RCNA means Reference Currency Notional Amount; and

SR means Settlement Rate.

“Settlement Currency Notional Amount” means in respect of a Non-Deliverable Transaction, the amount in the Settlement Currency agreed between you and us and specified as such in the related Confirmation;

“Settlement Date” means in respect of a Transaction, the date specified as the Settlement Date or otherwise determined as provided in the related Transaction;

“Settlement Rate” means in respect of a Non-Deliverable Transaction, the currency exchange rate between the Reference Currency and the Settlement Currency for a Valuation Date determined by reference to the specified Screen Rate, provided always that if for any reason such Screen Rate is not available, the Settlement Rate will be determined by the Calculation Agent in its sole and absolute discretion taking into account such information as it in good faith deems relevant;

“Termination Currency” means Singapore Dollars;

‘‘Transaction Business Day” means a day on which commercial banks are open for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in the places specified for that purpose in the Confirmation or if none is specified, in the principal financial centre of the Reference Currency; and

“Valuation Date” means unless otherwise specified in the related Confirmation, the day that is two Transaction Business Days preceding the Settlement Date.

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